Exhibit 10.2

Conformed Copy

PURCHASE AND SALE AGREEMENT

between

CTF HOLDINGS LTD.

AND CERTAIN OF ITS SUBSIDIARIES,

as the Seller

and

MARRIOTT INTERNATIONAL, INC.,

as the Buyer

Dated as of April 27, 2005

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SCHEDULES

Schedule 1.1(a)	List of Ancillary Agreements
Schedule 1.1(b)(i)	Unopened Operating Supplies
Schedule 1.1(b)(ii)	Miscellaneous Operating Supplies Budget
Schedule 1.1(c)	Seller’s Knowledge
Schedule 2.1(a)	Hotels (Fee Sale)
Schedule 2.1(b)	Hotels (Lease Assignment & Sale)

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Schedule 2.1(b)-1	United Kingdom Provisions
Schedule 2.1(c)	Hotels (Target Sale)
Schedule 2.1(c)-1	Alternate Assignment Hotels
Schedule 2.1(d)	Wailea Beach Resort
Schedule 2.1(e)	Minority Owned Entities
Schedule 2.3(a)	Supported Hotels
Schedule 2.3(b)	Excluded Hotels
Schedule 2.3(d)	Other Excluded Hotels
Schedule 2.3(e)	SAS Valmy Loans
Schedule 2.4	Debt of the Targets
Schedule 2.6(a)	Target North American Capex Amount
Schedule 2.6(b)	Target Foreign Capex Amount
Schedule 2.6(c)	Hotel Property Condition Reports
Schedule 3.2(a)(i)	Hotel Working Capital
Schedule 3.2(a)(ii)	Seller Working Capital
Schedule 3.2(b)	PIP Expenditures
Schedule 3.3	Closing Statement Audit Procedures
Schedule 3.5	Incentive Fees
Schedule 3.6	Certain Purchase Price Adjustments
Schedule 3.9	Transaction Costs
Schedule 4.1(a)	Financed Hotels
Schedule 4.1(b)	Consent Solicitation Terms
Schedule 5.5	Consents
Schedule 5.6	Balance Sheets
Schedule 5.8	Litigation and Related Matters
Schedule 5.10	Material Contracts
Schedule 5.11	Environmental
Schedule 5.12	Intellectual Property
Schedule 5.13	Employee Benefits
Schedule 5.14	Insurance Policies
Schedule 5.16	Taxes
Schedule 6.3(b)	No Conflicts
Schedule 7.3(a)	Group A Hotels
Schedule 7.3(b)	Group B Hotels
Schedule 7.5	Certain Disputes
Schedule 7.9(e)	Estoppel Certificate Exception
Schedule 7.12	Guarantees
Schedule 9.2(b)	Leaseholder Transferee Criteria
Schedule 9.2(d)	Certain Consents
Schedule 9.4	Buyer’s Closing Deliveries
Schedule 9.5	Seller’s Closing Deliveries

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EXHIBITS

Exhibit A	Orlando ODL Note
Exhibit B	Orlando Mortgage Note
Exhibit C	Leasehold Support Agreement (Europe)
Exhibit D	Excluded German Hotel Master Agreement
Exhibit E	Leasehold Support Agreement (NY)
Exhibit F	Chancery Court Hotel Amended and Restated Management Agreement
Exhibit G	Stanford Court Hotel Amended and Restated Management Agreement
Exhibit H	Renaissance Heathrow Hotel Amended and Restated Management Agreement
Exhibit I	Renaissance Gatwick Hotel Amended and Restated Management Agreement
Exhibit J	Trademark Agreement
Exhibit K-1	Form of Chow Tai Fook Enterprises Limited Guarantee
Exhibit K-2	Form of Chancery Court Guarantee
Exhibit K-3	Form of Mr. Henry Cheng Kar Shun Guarantee
Exhibit K-4	Form of 2005 Amendment to the 1999 Agreement
Exhibit K-5	Form of Subordination Agreement
Exhibit K-6	Form Gallery Hotel L.P. Side Letter
Exhibit K-7	Form of 2005 Amendment to the 1995 Agreement
Exhibit L-1	Form of Agreement with Releases, Waivers, Covenants Not to Sue and Indemnifications (between CTF and Marriott International, Inc.)
Exhibit L-2	Form of Agreement with Releases, Waivers, Covenants Not to Sue and Indemnifications (between New World Development Company Limited and Marriott International, Inc.)
Exhibit M	Form of Termination Agreement
Exhibit N-1	Form of Casualty Loss Hotel Management Agreement (Domestic)
Exhibit N-2	Form of Casualty Loss Hotel Management Agreement (International)
Exhibit O	Form of Indemnification Agreement
Exhibit P	Form of Optional Consent Hotel Management Agreement
Exhibit Q-1	Form of Mandatory Consent/Breach of Representation, Warranty and Covenant Hotel Management Agreement (Domestic)
Exhibit Q-2	Form of Mandatory Consent/Breach of Representation, Warranty and Covenant Hotel Management Agreement (International)

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PURCHASE AND SALE AGREEMENT

PURCHASE AND SALE AGREEMENT, dated as of April 27, 2005 (this “Agreement”), between CTF Holdings Ltd., a British Virgin Islands company (“CTF”), the Selling Entities (together with CTF, the “Seller”), and Marriott International, Inc., a Delaware corporation, on behalf of itself and its Subsidiaries (the “Buyer”).

RECITALS

WHEREAS, the Seller owns interests in certain hotels in the United States, Canada, the Caribbean, Europe, and Australia which are currently operated and managed by the Buyer under the Marriott, Renaissance, Courtyard or Ramada brands;

WHEREAS, the Seller wishes to transfer all of the Seller’s interests in 33 hotels to the Buyer, through (i) the sale of the land, improvements and personal property comprising 12 of such hotels or, at the Buyer’s option, the sale of equity interests in entities that have interests in such hotels, (ii) the assignment of the leasehold interest in six (6) hotels, (iii) the sale of equity interests in entities that have interests in 14 hotels, or, at the Buyer’s option, the assignment of leasehold interests in three (3) of those hotels, and (iv) the assignment of the management agreement in one hotel, and the Buyer wishes to acquire such interests;

WHEREAS, the Seller and the Buyer wish to alter their relationship with respect to 34 other hotels owned by the Seller and managed by the Buyer by executing certain agreements in the form attached as exhibits hereto;

WHEREAS, the parties intend that the Seller shall sell to the Buyer, and the Buyer shall acquire from the Seller, all of the Seller’s equity interests in the Minority Owned Entities; and

WHEREAS, in connection with the transactions contemplated herein, it is the Seller’s and the Buyer’s intention to end all their pending disputes and to release each other from any and all existing claims arising from the management of all hotels, to terminate certain existing agreements and enter into certain other agreements which shall govern their future relationship.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“1995 Agreement” means the Agreement, dated as of the 29th of August, 1995 by and among (i) New World Development Company Limited, (ii) Chow Tai Fook Enterprises Ltd., (iii) Hotel Property Investments (B.V.I.) Ltd. and its wholly-owned subsidiary Hotel Property Investments, Inc., and Renaissance Hotel Group N.V.

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“Accounting Firm” means BDO Seidman, LLP, or such other accounting firm as the parties shall agree.

“Accounting Period” means (i) in respect of any Hotel located in North America, the four (4) week accounting periods having the same beginning and ending dates as the Buyer’s four (4) week accounting periods, except that an Accounting Period may occasionally contain five (5) weeks when necessary to conform the Buyer’s accounting system to the calendar and (ii) in respect of any Hotel located outside North America, the calendar month.

“Affiliate,” with respect to any specified Person, means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Ancillary Agreements” means the agreements listed on Schedule 1.1(a) and any other Closing instruments or other transfer documents necessary or desirable to effectuate the transactions contemplated hereby, including those required under the Laws of any local jurisdiction, and all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into, at or prior to Closing in connection with this Agreement or the transactions contemplated hereby.

“Bonds” means the bonds in the aggregate original principal amount of $400 million issued by Paragon under the Indenture.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Buyer Material Adverse Effect” means any event, change, circumstance, effect or state of facts that is materially adverse to the ability of the Buyer to perform its obligations under this Agreement or the Ancillary Agreements to which it will be a party or to consummate the transactions contemplated hereby or thereby.

“Buyer’s Accounting Practices” means the primary accounting treatment (including the implicit contractual interpretations underlying such treatment) that Buyer has given a particular issue on the books and records of the Hotels, notwithstanding any objection that the Seller has previously raised to such practices. For avoidance of doubt, “Buyer’s Accounting Practices” shall not include the rights or position that Seller has reserved or asserted, but rather only the accounting treatment actually implemented by the Buyer on the books and records of the Hotels.

“Buyer’s Closing Deliveries” means the Ancillary Agreements and the other documents to be delivered at Closing by the Buyer as set forth in Schedule 9.4.

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“Capital Expenditures” means any expenditure for property, plant, fixtures and furnishings and equipment located at a Hotel, as determined to be a capital expenditure under GAAP and the Uniform System of Accounts.

“Closing Interest Rate” means 3 month Libor (as quoted by Bloomberg Service for 3-month Libor or on any successor or substitute page of such service reasonably satisfactory to the parties at approximately 10:00 a.m., New York City time on any date of determination) plus 150 basis points, calculated on the basis of a 365 day calendar year.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof, and any Treasury Regulations promulgated thereunder.

“Commercially Reasonable Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve such result expeditiously and on commercially reasonable terms, without the expenditure of funds; provided, however, that in connection with its assumption of the following Leasehold Interests, the Buyer’s obligations are:

(a) Renaissance Chicago Hotel: to provide a party to become the assignee which meets the financial requirements for acceptance by the landlord as set forth in the lease;

(b) Renaissance Atlanta Hotel Downtown, Renaissance Oakbrook Hotel, Renaissance PineIsle Resort and Golf Club: to provide an Affiliate of the Buyer to become the assignee, and if required by the landlord, supported by the credit of the Buyer;

(c) Renaissance Cleveland Hotel: to provide a party to become the assignee that has reasonably sufficient net assets to satisfy its obligations under the lease and otherwise satisfying the criteria set forth on Schedule 9.2(b); and

(d) Renaissance Vinoy Resort and Golf Club: to provide a party to become the assignee to the satisfaction of the landlord, consistent with the terms of the applicable Lease.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” means any legally binding written or oral agreement, contract, subcontract, lease, understanding, option, warranty, purchase order, license, sublicense, insurance policy or commitment or undertaking of any nature related to any Hotel or Hotel Interest.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

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“Dealer-Manager” means Credit Suisse First Boston LLC or such other nationally recognized financial advisor as shall be appointed the dealer-manager by Paragon for the Offer and Solicitation.

“Debt” means any debts for borrowed money (including any interest, fees and penalties incurred in connection therewith) outstanding of any Target or that is secured by a lien on any Hotel Interest.

“Düsseldorf Debt” means the amount outstanding (including any interest, fees and penalties incurred in connection therewith) pursuant to the loan in the original principal amount of DM 20 million in favor of Euro Hyp (successor to Deutsche Hyp Deutsche Hypothekenbank Frankfurt-Hamburg AG), dated October 4/December 10, 1985, as amended.

“Emergency Capital Expenditures” means those major repairs and replacements to the property, plant, equipment and fixtures of a Hotel, other than those repairs and replacements identified on the property condition reports that are listed on Schedule 2.6(c), which (a) result from an acute failure of any such property, plant, equipment or fixtures that are necessary to the Hotel’s continued operation, or are necessary to prevent injury to its guests, invitees or employees or (b) are required to resolve citations from a Governmental Authority for failure to comply with applicable Law (each, an “Emergency Event”).

“Employee Benefit Plan” means an “employee benefit plan” as such term is defined in Section 3(3) of ERISA or any other employee benefit plan, program or arrangement, including any pension, profit sharing, 401(k), deferred compensation, retirement, bonus, incentive, stock option, stock appreciation right, stock purchase or restricted stock plan, severance or “golden parachute” arrangement, or any other compensation, perquisite, welfare or fringe benefit plan, program or arrangement providing for benefits for, or for the welfare of, any or all of the current or former employees, leased employees, independent contractors, officers, directors, managers, managing members, members, trustees or partners of any of the Targets or the beneficiaries of such persons.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, right of first offer, preemptive right or community property interest (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset); provided, however, that the term Encumbrance shall not be deemed to include (a) Liens for current Property Taxes not yet due and payable or that are being contested in good faith, in each case, and for which adequate accruals have been established on the books of the Selling Entity or Target, as applicable, (b) Liens for assessments or other governmental charges established by statute, regulation, ordinance or other Law, or Liens of landlords, carriers, warehousemen, mechanics or materialmen securing obligations incurred in the Seller’s Ordinary Course of Business that are not yet due and payable or due but not delinquent or being contested in good faith, (c) Liens incurred in the Seller’s Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases,

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government contracts, performance and return of money bonds and similar obligations, (d) purchase money or similar security interests granted in connection with the purchase or capital or operating lease of equipment or supplies used in the operations of a Hotel, and (e) Permitted Encumbrances.

“Environmental Law” means any Law applicable to a Target or in connection with the operation of a Hotel that relates to or otherwise imposes liability or standards of conduct concerning the prevention and control of air, water and ground pollution or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants.

“Equity Interests” means all the Seller’s stock, membership units, partnership interest and other equity interests, as applicable, of a Target.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation or other entity which is treated as a single employer with any of the Targets pursuant to the provisions of section 414(b), (c), (m) or (o) of the Code.

“Financed Hotels” means those 15 Hotels listed on Schedule 4.1(a).

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“GMAC Debt” means the amount outstanding (including any interest, fees and penalties incurred in connection therewith) pursuant to the loan in the original principal amount of $12 million issued by GMAC Commercial Mortgage Corporation under the Loan Agreement dated February 10, 1998 to HPI Orlando, Inc. and secured by a mortgage on the Renaissance Orlando Hotel-Airport.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any applicable Law; or (b) right under any Contract with any Governmental Authority.

“Hotel” means each hotel identified on Schedules 2.1(a)-(d) to be transferred pursuant to this Agreement.

“Hotel Interests” means the Fee Properties, Leasehold Properties and Equity Interests being transferred in accordance with this Agreement and the Ancillary Agreements.

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“Hotel Management Agreements” means: (i) the Master Management Agreement dated August 5, 1993, between CTF Hotel Holdings, Inc. and Renaissance Hotel Operating Company, (the “CTF Master Agreement”), (ii) the HPI Master Management Agreement dated as of June 30, 1995 between Renaissance Hotel Group N.V. and Hotel Property Investments (B.V.I.) Ltd. (the “HPI Master Agreement”), (iii) the Agreement dated April 23, 1999 by and among Marriott International, Inc., Renaissance Hotel Operating Company, Renaissance Hotel Group N.V., CTF Hotel Holdings, Inc., and Hotel Property Investments (B.V.I.), Ltd. (the “1999 Agreement”) and (iv) the Hotel-specific agreements set forth on Schedules 2.1(a)-(c).

“Hotel Working Capital” means the items of Working Capital derived from the records maintained by the Buyer as manager of the Hotels.

“Indenture” means the Indenture and Servicing Agreement among Paragon, the Trustee, and others dated October 28, 2003, relating to the issuance of Series 2003-CTF bonds in the original principal amount of $400 million.

“Intellectual Property” means all proprietary rights of every kind and nature, including copyrights, trademarks, tradenames, all applications for any of the foregoing, and any license or agreements granting rights related to the foregoing that relate to the business being conducted on each Hotel property, to the extent of such Seller’s right, title and interest therein, other than any software licenses used by the Targets or Selling Entities in the corporate offices of the Seller.

“Intercompany Debt” means any debts outstanding of any Target to CTF or any of its Affiliates. For the avoidance of doubt, Intercompany Debt does not include the Orlando ODL Note or the Orlando Mortgage Note.

“Interest Holder” means any Target or, with respect to the Hotels being transferred pursuant to the Fee Sale or the Lease Agreement and Sale, any Selling Entity that conveys a Hotel Interest at the Closing.

“IRS” means the Internal Revenue Service of the United States.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means the real property leased by a Selling Entity or Target, in each case, as tenant, together with, to the extent so leased, the Hotel and all other structures, facilities or improvements currently or hereafter located therein or thereon, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Leasehold Interest” means the leasehold interest created under the applicable Leases for the Leased Real Property.

“Leases” means the leases identified on Schedules 2.1(b) and (c).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

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“Lien” shall mean a charge against or interest in property to secure payment of a debt or performance of a liability, whether granted voluntarily or involuntarily, including without limitation, any security interest, pledge, mortgage or charge, except for any charge against or interest to secure any purchase money obligation or any operating or capital leases of personal property.

“Management Fees” means all fees and incentive fees, if any, due the Buyer under the Hotel Management Agreements, but expressly excluding Reimbursables.

“Material Contract” means (a) any Contract that (i) involves an annual expense to an Interest Holder of more than $100,000 (or more than $100,000 on an annualized basis) or (ii) is not terminable upon 90 days notice or less with damages or penalties of such termination not exceeding $10,000, other than (A) those Contracts to which Buyer is a party, (B) those Contracts entered into or administered by the Buyer on behalf of the Seller, (C) the Leases and (D) the Debt and (b) any Contract between an Interest Holder and an Affiliate of the Seller other than those identified on Schedule 5.10.

“Minority Owned Entities” means THA I, LLC, a District of Columbia limited liability company, THA II, LLC, a District of Columbia limited liability company, and Inn on the Square Associates, an Ohio limited partnership. For the avoidance of doubt, the Minority Owned Entities are not Targets.

“Miscellaneous Operating Supplies” means items in unopened packages in the following categories: (i) linen; (ii) china, glass, & silver; (iii) miscellaneous serving equipment; (iv) uniforms; and (v) guest supplies. The value of Miscellaneous Operating Supplies for the Hotels shall be conclusively established as (1) the total of the amounts set forth on Schedule 1.1(b)(i), less (2) the amounts set forth thereon with respect to any Hotels not transferred by the Seller at the Closing, plus (3) the amount, if any, by which (a) the expense for Miscellaneous Operating Supplies incurred in the aggregate at the Hotels transferred by the Seller at Closing, from January 1, 2005 to the Effective Date (excluding the Canadian $41,000 prior-year adjustment booked in the Buyer’s Fourth Accounting Period, 2005, at the Vancouver Renaissance Hotel), exceeds (b) the total of the amounts set forth on Schedule 1.1(b)(ii) with respect to such transferred Hotels (with the amounts set forth on Schedule 1.1(b)(ii) to be pro rated with respect to Hotels located in the United States and Canada if the Effective Date is other than June 17, 2005, and with respect to all other Hotels if the Effective Date is other than June 30, 2005, based in either case on the number of actual days elapsed from January 1, 2005).

“Notes” means the Restated Note and the New Note, collectively, as such terms are defined in the Restated Credit Agreement.

“Order” means any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any

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court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) Contract with any Governmental Authority entered into in connection with any Legal Proceeding.

“Ordinary Course of Business” means such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” mean: (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) any other charter or similar document adopted or filed in connection with the creation, formation or organization of such entity; (f) the minutes of each meeting or written consents of the board of directors or other governing body, any committee of the board of directors or other governing body, general partners, limited partners, managers or managing members, members, trustees, stockholders or equity holders (g) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of such entity, or relating to the rights, duties and obligations of the equity holders of such entity; and (h) any amendment or supplement to any of the foregoing.

“Orlando Hotel Management Agreement” means the Hotel Management Agreement, dated December 26, 1986, between SWW No. 1 and The CTF Hotel Management Corporation, as amended.

“Orlando Mortgage Note” means the note evidencing a loan and mortgage in the principal amount outstanding of $54, 229,280 as of December 31, 2004, and all related documents, copies of which are attached as Exhibit B.

“Orlando ODL Note” means the note evidencing the loan by CTF Orlando Resort LLC to SWW No. 1 LLC in the outstanding principal amount of $112,742,758 as of December 31, 2004, a copy of which is attached as Exhibit A.

“Owned Real Property” means the real property owned by a Selling Entity or Target together with the Hotel and all other structures, facilities or improvements currently or hereafter located thereon, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Paragon” means Paragon Hotel Finance Company LDC, a Cayman Islands limited duration company.

“Permits” means, with respect to each Hotel property as applicable, all transferable or assignable permits (including liquor licenses), certificates of occupancy, operating permits, sign permits, development rights and approvals granted by any Governmental Authority or by any private party pursuant to any applicable declaration of covenants or like instrument, instrument, licenses, warranties and guarantees held by each Interest Holder which relate exclusively to each Hotel, as applicable.

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“Permitted Encumbrances” means with respect to each Hotel property, (a) all matters shown on or disclosed by the Title Materials which are (i) not objected to by the Buyer pursuant to Section 9.1 or (ii) are deemed to have been accepted or waived by the Buyer pursuant to Section 9.1, provided, however, that Permitted Encumbrances shall in no circumstance include Encumbrances arising from any Debt, (b) the Hotel Management Agreements, (c) applicable zoning regulations and ordinances and other governmental laws, ordinances and regulations provided the same do not prohibit or impair in any material respect use of each Hotel property as currently operated, (d) the occupancy rights of transient lodging guests as transient lodging guests and (e) liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, rights of first refusal, preemptive rights or community property interests created by the acts or omissions of the Buyer as manager of the Hotels.

“Person” means an individual, corporation, partnership, limited liability company, limited partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Personal Property” means all fixtures, furnishings, artwork, systems, equipment and items of personal property (other than cash) used in the operation of a Hotel or attached or appurtenant to a Hotel.

“PIP Expenditures” means expenditures of the Seller and its Subsidiaries, in respect of the Property Improvement Programs listed on Schedule 3.2(b).

“Property” means the Leasehold Interests, the Owned Real Property and the Personal Property.

“Property Tax” means real estate or personal property taxes, assessments and water or sewer charges.

“Reimbursables” means all amounts payable to Buyer pursuant to any of the Hotel Management Agreements consistent with Buyer’s Accounting Practices, but specifically excluding Management Fees.

“Released Agreements” means, collectively, the (i) Strategic Alliance Agreement dated as of August 29, 1995 among Renaissance Hotel Group N.V, New World Development Company Limited, Mr. Henry Cheng Kar Shun, Chow Tai Fook Enterprises Limited, New World Hotels (Holdings) Limited, Hotel Property Investments (B.V.I.) Ltd., and CTF Hotel Holdings, Inc.; (ii) Framework Agreement for the Restructuring dated June 30, 1995 among Renaissance Hotel Group N.V., Hotel Property Investments (B.V.I.) Ltd., Hotel Property Investments, Inc. and the other parties listed therein; (iii) Indemnity of Mr. Henry Cheng Kar Shun dated as of August 29, 1995 to Renaissance Hotel Operating Company; (iv) CTF Master Agreement; (v) HPI Master Agreement; and (vi) the hotel specific management agreements entered into by The CTF Hotel Management Corporation with respect to any of the Hotels other than the hotel-specific Hotel Management Agreement for the Renaissance Wailea Resort, the Renaissance Nashville Hotel and the Orlando Hotel Management Agreement;

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“Representatives” means the officers, employees, agents, accountants, advisors, bankers and other representatives of a Person.

“Restated Credit Agreement” means the Amended and Restated Credit Agreement between Paragon and CTF Hotels LLC, dated October 28, 2003, a true and complete copy of which has been provided to the Buyer.

“Sales, Use & Occupancy Tax Audit Liabilities” means any liabilities resulting from audits by any Governmental Authority for sales, use and occupancy taxes arising from the operations of the Hotels located within the United States, regardless of the period in which such liabilities arose. For the avoidance of doubt, Sales, Use & Occupancy Tax Audit Liabilities shall exclude any Transfer Tax liability.

“SAS Valmy Debt” means the amount outstanding (including any interest, fees and penalties incurred in connection therewith) pursuant to: (a) the loan, as amended, in the original principal amount of 140,000,000, between Credit Immobilier Generale and SAS Valmy dated June 20, 1996, and (b) the loan in the original principal amount of 116,000,000, between Credit Immobilier Generale and SAS Valmy dated August 30, 2000.

“Schedule” means each of those schedules referenced in, and attached to, this Agreement. Each such Schedule is considered part of this Agreement. All disclosures made on any Schedule are deemed to be made for all Schedules, to the extent it is apparent or can be reasonably inferred from the nature and contents of the Schedule that such disclosure is applicable to other Schedules.

“Seller Working Capital” means the items of Working Capital derived from the records of any Target or Selling Entity, as such books are maintained by the Seller in respect of a Hotel Interest. For avoidance of doubt, Seller Working Capital specifically excludes Hotel Working Capital.

“Seller’s Closing Deliveries” means the Ancillary Agreements and the other documents to be delivered at Closing by the Seller as set forth in Schedule 9.5.

“Seller’s Knowledge” or derivations thereof, means the knowledge of any of the officer or employee of the Seller whose name is listed on Schedule 1.1(c) with respect to a particular fact or other matter of which such individual is actually aware.

“Selling Entity” means those entities identified as such on Schedules 2.1(a)-(e).

“Subsidiary” or “Subsidiaries” of any Person means any other Person controlled by such Person, directly or indirectly, through one or more intermediaries.

“Supplement to the Restated Credit Agreement” means the Supplement to the Restated Credit Agreement between Paragon and CTF Hotels LLC, dated October 28, 2003, a true and complete copy of which has been provided to the Buyer.

“Target” means those entities identified as such on Schedules 2.1(a) and 2.1(c), and any Subsidiaries of those entities.

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“Target Sale” means the transfer of the Equity Interests of the Targets by the Seller in accordance with Sections 2.1(a) and 2.1(c).

“Tax or Taxes” shall mean any and all taxes, charges, fees, levies or other assessments, including but not limited to income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, registration, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

“Tax Return” shall mean any report, return, document, questionnaire, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, any claim or request for refunds, or any documents with respect to or accompanying requests for the extension of time in which to file any such report, return, document, questionnaire, declaration or other information.

“Taxing Authority” means, with respect to any Tax, the IRS or any other United States or non-United States Governmental Authority that imposes such Tax, including any state, county, local, provincial or foreign government or any subdivision or taxing agency thereof (including a United States possession).

“Title Company” means First American Title Insurance Company.

“Transfer Tax” means any stamp, registration, real or personal property transfer, sales, use, documentary, notary fee or other similar Tax or charge related to the Fee Sale, Target Sale or the Lease Assignment & Sale.

“Trustee” means LaSalle National Bank Association.

“Uniform System of Accounts” means the Uniform System of Accounts for the Lodging Industry, Ninth Revised Edition, 1996, as published by the Educational Institute of the American Hotel & Motel Association, as revised from time to time to the extent such revision has been or is in the process of being generally implemented by the Buyer.

“Working Capital” means: (a) the sum of all: (i) cash, (ii) accounts receivable (net of a reasonable allowance for doubtful accounts), (iii) inventories (excluding Miscellaneous Operating Supplies), (iv) prepaid expenses, (v) deposits (whether classified as current or otherwise), (vi) impounds and escrows, (vii) prepaid Taxes and Taxes receivable (excluding any United States federal, state, local, and foreign income taxes, which are addressed in Article 8 of this Agreement), and (viii) Miscellaneous Operating Supplies; minus (b) the sum of all: (1) accounts payable and other current payables, (2) accrued payroll, benefits, and related expenses, (3) accrued operating liabilities, (4) advance and security deposits from customers and others, (5) unearned rental income, (6) Taxes payable excluding any United States federal, state, local, and foreign income taxes, (7) an accrual for the estimated liabilities associated with Ohio

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workmen’s compensation, which shall be conclusively established as $93,000, unless the Hotel Interests relating to the Renaissance Cleveland Hotel and Inn on the Square Associates are not transferred at the Closing, in which case the amount shall be conclusively established as $0.00 and (8) one-half of the room revenue of each Hotel acquired by the Buyer at the Closing in respect of the room night that begins on the Effective Date and ends on the day after (it being understood that the revenue for such room shall be for the account of the Seller). Excluded in all cases from the definition of “Working Capital” are: (A) deferred Taxes resulting from an accounting convention to reflect timing differences between book and tax accounting, (B) the current and the long-term portion of any Debt and any accrued interest thereon, and (C) Management Fees and Reimbursables. For the avoidance of doubt, no accruals shall be made to Working Capital with respect to (i) any Sales, Use & Occupancy Tax Audit Liabilities, (ii) any claims by or liabilities to employees in respect of any employment practices of the Hotels located within the United States (the “Employment Practices Liabilities“) and (iii) any liability in respect of the pension plan for the Renaissance Amsterdam Hotel.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
1999 Agreement	1.1
Adjusted Purchase Price	3.1
Agreement	Preamble
Alternate Assignment	2.1(c)
Alternate Target Sale	2.1(a)
Assumed Liabilities	2.1(f)
Balance Sheet	5.6(a)
Breach	12.12(b)
Buyer	Preamble
Buyer Indemnified Parties	10.2
Buyer’s Objections	9.1(a)
Cash True-Up	3.11(c)(iii)
Casualty Loss	7.3
Claim Deadline	10.5(a)
Closing	3.11(a)
Closing Allocated Price	3.10(a)
Closing Date	3.11(b)
Closing Management Fee Statement	3.5
Closing Statements	3.3(a)
Contest	8.5
CTF	Preamble
CTF Master Agreement	1.1
De Minimis Amount	10.5(b)
Designee, Designees	12.12(a)
Dispute Notice	10.4(c)
Dutch Pension Plan	22
Effective Date	3.11(c)(i)

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Emergency Event	1.1
Employment Practices Liabilities	1.1
Estimated Foreign Capex	3.2(b)(ii)
Estimated Management Fees	3.5
Estimated North American Capex	3.2(b)(i)
Estimated PIP Expenditures	3.2(b)(iii)
Estimated Total Working Capital	3.2(a)
Estoppel Certificates	7.9(e)
Excluded German Hotels	2.3(b)
Excluded Liabilities	5.6(b)
Fee Property	2.1(a)
Fee Sale	2.1(a)
Group A Hotels	7.3(a)
Group A Threshold Amount	7.3(a)
Group B Hotels	7.3(b)
Group B Threshold Amount	7.3(b)
Guarantee	7.12
Hotel Level Data	5.6(a)
HPI Master Agreement	1.1
Indemnification Limit	10.5(b)
Indemnified Party	10.4(a)
Indemnifying Party	10.4(a)
Information	7.8
Lease Assignment & Sale	2.1(b)
Leasehold Property	2.1(b)
Losses	10.2
Management Interest	2.1(d)
Mandatory Consent Hotel	9.2(b)
Mirror Claim	12.12(b)(i)
New Title Matters	9.1(e)
Non-U.S. Hotel Investigative Work	9.1(a)
Objection Period	9.1(a)
Offer and Solicitation	4.1(b)
Optional Consent Hotel	9.2(a)
Potential Contributor	10.7
Pre-Closing Tax Period	8.2
Preliminary Allocated Price	2.2(a)
Pro Forma	9.1(b)
Proposed Conveyance Documents	9.1(h)
Real Properties	9.1(a)
Related Transactions	2.1(h)
Requirements	9.1(b)
Seller	Preamble
Seller Indemnified Parties	10.3
Seller Level Data	5.6(a)
Seller’s Representations	12.12(b)

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Solicitation Costs	4.1(b)
Straddle Period	8.4
Supported Hotels	2.3(a)
Surveyor	9.1(a)
Target Foreign Capex Amount	2.6(b)
Target North American Capex Amount	2.6(a)
Termination Date	11.1(c)
Termination Fee	11.1(b)(B)
Third Party Claim	10.4(a)
Threshold Amount	10.5(b)
Title Cure Period	9.1(c)
Title Materials	9.1(a)
Total Working Capital	3.3(a)
Tradenames	5.12
Transaction	2.1
UK Hotels	14
Unadjusted Purchase Price	3.1

ARTICLE 2

THE TRANSACTIONS

Section 2.1 Transactions. Upon the terms and subject to the conditions of this Agreement, at the Closing:

(a) with respect to the Hotels listed on Schedule 2.1(a), the Seller shall (i) sell, transfer, convey and deliver the Owned Real Property, (ii) sell, transfer, convey and deliver all of the Personal Property and Intellectual Property and (iii) assign or otherwise transfer and deliver the Permits and Contracts related to such Hotels (for each Hotel, the “Fee Property”) to the Buyer, and the Buyer shall purchase and assume the Fee Properties from the Seller (for each Hotel, a “Fee Sale”); provided, however, at the Buyer’s election (to be made no later than May 23, 2005) in lieu of any specific Fee Sale, the Seller shall sell, transfer, convey and deliver all of the Equity Interests of a Target to the Buyer, and the Buyer shall purchase such Equity Interest of the Target from the Seller in the same manner as set forth in Section 2.1(c), and such sale shall be deemed a Target Sale (each an “Alternate Target Sale”);

(b) with respect to the Hotels listed on Schedule 2.1(b), the Seller shall (i) assign or otherwise transfer and deliver the Seller’s Leasehold Interests (ii) sell, transfer, convey and deliver all of the Personal Property and Intellectual Property and (iii) assign or otherwise transfer and deliver the Permits and Contracts related to such Hotels (for each Hotel, the “Leasehold Property”) to the Buyer, and the Buyer shall assume and purchase the Leasehold Properties from the Seller (for each Hotel, a “Lease Assignment & Sale”), provided, however, with respect to each of the Renaissance Manchester Hotel and the Renaissance Reading Hotel (the “UK Hotels”), such transfers shall be with a view toward carrying on the business thereof as a going concern (as such term is understood under English law) and the provisions of Schedule 2.1(b)-1 shall apply.

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(c) with respect to the Hotels listed on Schedule 2.1(c), (i) the Seller shall sell, transfer, convey and deliver all of the Equity Interests of the Targets to the Buyer, and the Buyer shall purchase the Equity Interests of the Targets from the Seller and (ii) with respect to the Renaissance Vancouver Hotel Harborside, Courtyard by Marriott Surfer Paradise and Courtyard by Marriott Düsseldorf the Seller shall transfer the Leasehold Property and Personal Property as set forth on Schedule 2.1(c); provided, however, with respect to the Hotels identified on Schedule 2.1(c)-1, if the Buyer has obtained the landlord’s consent for the Seller to assign the Leasehold Interests for any such Hotel to the Buyer, then, at the Buyer’s election (to be made no later than May 23, 2005) in lieu of any specific Target Sale, the Seller shall (i) assign or otherwise transfer and deliver the Seller’s Leasehold Interests (ii) sell, transfer, convey and deliver all of the Personal Property and Intellectual Property and (iii) assign or otherwise transfer and deliver the Permits and Contracts related to such Hotel in the same manner as set forth in Section 2.1(b), above, and such assignment shall be deemed a Lease Assignment & Sale (each, an “Alternate Assignment”);

(d) with respect to the Wailea Beach Resort, The CTF Hotel Management Corporation shall transfer and assign to the Buyer and the Buyer shall assume the Hotel Management Agreement, dated July 22, 1989, as amended, with Wailea Hotel & Beach Resort, L.L.C. (the “Management Interest”);

(e) the Seller shall sell, transfer, convey and deliver its equity interests in the Minority Owned Entities to the Buyer, and the Buyer shall purchase the equity interests in the Minority Owned Entities from the Seller;

(f) in connection with the Fee Sale and the Lease Assignment & Sale, the Buyer shall assume and pay, discharge, perform or otherwise satisfy from and after the Closing Date (with effect as of the Effective Date) the following liabilities and obligations of the Selling Entity relating to the ownership and operation of the applicable Hotel (the “Assumed Liabilities”):

(i) all liabilities referred to in clause (b) of the definition of “Working Capital”,

(ii) all liabilities and obligations arising from all Contracts (other than those Material Contracts not disclosed on Schedule 5.10, if any), Leases, Permitted Encumbrances and Permits subsequent to the Closing Date (with effect as of the Effective Date),

(iii) all liabilities in respect of Sales, Use & Occupancy Tax Audit Liabilities, whenever incurred,

(iv) all liabilities arising from or in connection with any claims of employees in respect of any Employment Practices Liabilities, whenever incurred, and

(v) all liabilities in respect of the Dutch Pension Plan, whenever incurred;

provided, however, it is understood and agreed by the parties that the Buyer shall not assume any Debt except as explicitly set forth herein, and further provided that nothing in this Section 2.1(f) shall be construed as limiting the Buyer’s recourse in respect of a representation, warranty or covenant contained in this Agreement in accordance with Article 10.

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(g) the Seller shall cause its Subsidiary which is the holder of the Orlando Mortgage Note and the Orlando ODL Note to assign and transfer to the Buyer the Orlando Mortgage Note and the Orlando ODL Note, free and clear of all Encumbrances and the Buyer shall assume all obligations thereunder and shall cause The CTF Hotel Management Corporation to assign to the Buyer or terminate, at the Buyer’s election, all of its rights under the Orlando Hotel Management Agreement; and

(h) CTF and the Buyer shall consummate the transactions described in Section 2.3 (the “Related Transactions”).

The transactions set forth in this Section 2.1 (including the Related Transactions) are collectively referred to as the “Transaction.”

Section 2.2 Certain Information.

(a) Schedule 2.1(a) sets forth, for each Hotel being transferred through the Fee Sale: (i) the name and location of the Hotel, (ii) the name and jurisdiction of organization of the Target(s), (iii) the name and jurisdiction of organization of the Selling Entity, (iv) the portion of the Unadjusted Purchase Price (the “Preliminary Allocated Price”) allocated to the Fee Property, (v) the permitted range of the Closing Allocated Price, and (vi) the hotel-specific Hotel Management Agreement(s) for such Hotel.

(b) Schedule 2.1(b) sets forth, for each Hotel being transferred through the Lease Assignment & Sale: (i) the name and location of the Hotel; (ii) the name and jurisdiction of organization of the Selling Entity; (iii) title, date and parties to the Lease(s); (iv) the Preliminary Allocated Price allocated to the Leasehold Property; (v) the permitted range of the Closing Allocated Price; and (vi) the hotel-specific Hotel Management Agreement(s) for such Hotel.

(c) Schedule 2.1(c) sets forth, for each Hotel being transferred through the Target Sale: (i) the name and location of the Hotel; (ii) the name and jurisdiction of organization of the Selling Entity; (iii) the name and jurisdiction of organization of the Target(s); (iv) the nature of the Target’s ownership interest in the Hotel (i.e. fee ownership or leasehold); (v) the percentage interest in the Target(s) being transferred hereunder; (vi) title, date and parties to the Lease(s), if applicable; (vii) the Preliminary Allocated Price allocated to the Target and Leasehold Property; (viii) the permitted range of the Closing Allocated Price; and (ix) the hotel-specific Hotel Management Agreement(s) for such Hotel.

(d) Schedule 2.1(d) sets forth for the Wailea Beach Resort: (i) the location of the Hotel; (ii) the name and jurisdiction of the manager of Wailea Beach Resort; (iii) the owner of the Wailea Beach Resort; (iv) the Preliminary Allocated Price allocated to the Management Interest; (vi) the permitted range of the Closing Allocated Price; and (vii) the management agreements for the Wailea Beach Resort.

(e) Schedule 2.1(e) sets forth for each Minority Owned Entity (i) the name and jurisdiction of the Selling Entity; (ii) the percentage interest in the equity of the Minority Owned Entity being transferred hereunder; (iii) the Preliminary Allocated Price allocated to the Minority Owned Entity; and (iv) the permitted range of the Closing Allocated Price.

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Section 2.3 Related Transactions. The Related Transactions shall occur on or prior to Closing and consist of the following:

(a) Supported Hotels. With respect to the 15 hotels identified on Schedule 2.3(a) (the “Supported Hotels”), CTF and the Buyer shall, as appropriate, cause all parties thereto to execute the Leasehold Support Agreement (Europe) and all the exhibits attached thereto in the form of Exhibit C.

(b) Excluded German Hotels. With respect to the 13 hotels identified on Schedule 2.3(b) (the “Excluded German Hotels”), CTF and the Buyer shall, as appropriate, cause all parties thereto to execute the Excluded German Hotel Master Agreement and all the exhibits attached thereto in the form of Exhibit D.

(c) Renaissance NY Hotel. With respect to the Renaissance New York Hotel, CTF and the Buyer shall, as appropriate, cause all parties thereto to execute the Leasehold Support Agreement (NY) and all the exhibits attached thereto in the form attached hereto as Exhibit E.

(d) Other Excluded Hotels. With respect to the hotels identified on Schedule 2.3(d):

(i) Chancery Court Hotel. CTF and the Buyer shall, as appropriate, cause all parties thereto to execute the Amendment to the Hotel Management Agreement for the Chancery Court Hotel in the form attached hereto as Exhibit F.

(ii) Stanford Court Hotel. CTF and the Buyer shall, as appropriate, cause all parties thereto to execute the Amended and Restated Hotel Management Agreement for the Stanford Court Hotel in the form attached hereto as Exhibit G.

(iii) Renaissance Heathrow Hotel. CTF and the Buyer shall, as appropriate, cause all parties thereto to execute the Amended and Restated Hotel Management Agreement for the Renaissance Heathrow Hotel in the form attached hereto as Exhibit H.

(iv) Renaissance Gatwick Hotel. CTF and the Buyer shall, as appropriate, cause all parties thereto to execute the Amended and Restated Hotel Management Agreement for the Renaissance Gatwick Hotel in the form attached hereto as Exhibit I.

(v) Poipu Beach Hotel. The Buyer and the Seller shall waive and release any right or interest in the management of the Poipu Beach Hotel at no cost to the Seller or the Buyer.

(e) SAS Valmy. Immediately prior to the Closing, (i) the Seller and Buyer shall each cause their respective Affiliates to repay any loans as set forth on Schedule 2.3(e) received from SAS Valmy, (ii) SAS Valmy shall repay the SAS Valmy Debt to the extent of the amounts set forth in clause (i), above, and (iii) the Buyer shall arrange for the repayment of the remaining amount of the SAS Valmy Debt, such repayment to occur at the Closing.

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(f) Transfer of Certain Trademarks. CTF shall cause its designee to execute and the Buyer shall execute the Trademark Assignment Agreement in the form attached hereto as Exhibit J.

(g) Guarantee Agreements. Chow Tai Fook Enterprises Ltd., the entity then owning the fee interest in the Chancery Court and Mr. Henry Cheng Kar Shun shall execute the guarantees attached hereto as Exhibits K-1, K-2 and K-3.

(h) 1999 Agreement Amendment. The Seller and the Buyer shall execute the 2005 Amendment to the 1999 Agreement in the form attached hereto as Exhibit K-4.

(i) Subordination Agreement. The Seller and the Buyer shall execute the Subordination Agreement in the form attached hereto as Exhibit K-5.

(j) Gallery Hotel Limited Partnership Purchase Agreement. The Seller shall execute the Gallery Hotel L.P. Side Letter in the form attached hereto as Exhibit K-6.

(k) 1995 Indemnification Agreement. The Seller and the Buyer shall execute the 2005 Amendment to the 1995 Agreement in the form attached hereto as Exhibit K-7.

Section 2.4 Debt. Schedule 2.4 sets forth the Debt as of the date of this Agreement. The Seller covenants that at the Closing all outstanding Debt shall have been repaid, defeased or otherwise released; provided, however, that, subject to the provisions of Schedule 2.4 with respect to the GMAC Debt, the GMAC Debt and the Düsseldorf Debt will not be repaid and will be assumed by the Buyer at the Closing.

Section 2.5 Intercompany Debt. The Seller covenants that at the Closing there shall be no Intercompany Debt outstanding in respect of any Target. Accordingly, all currently outstanding Intercompany Debt with respect to each Target shall have been repaid, cancelled, forgiven, contributed to capital or otherwise extinguished (the method of which to be determined at the option of the Seller), such that no Target shall remain liable for the payment of any principal, interest, fees or penalties on any Intercompany Debt and such that the Buyer shall not be liable for any Taxes in connection therewith. Reasonably promptly, within 30 days following the execution of this Agreement, the Seller shall provide the Buyer a schedule setting forth all Intercompany Debt of any Target that is organized under the laws of a jurisdiction outside the United States and a reasonably detailed discussion of the manner in which the Seller shall cause such Intercompany Debt to be extinguished on or before the Closing. The Seller shall use Commercially Reasonable Efforts to minimize the liability for Taxes to any Target in connection with canceling the Intercompany Debt.

Section 2.6 Capital Expenditures.

(a) The Seller shall fund $4,450,000 of agreed upon Capital Expenditures as shown on Schedule 2.6(a) from January 1 through June 17, 2005 (the “Target North American Capex Amount”). If the Effective Date is a date other than June 17, 2005, the Target North

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American Capex Amount shall be increased (if the Closing Date is delayed) or decreased (if the Closing Date is advanced) pro rata (based on the number of actual days elapsed from January 1, 2005).

(b) The Seller shall fund $685,000 of agreed upon Capital Expenditures for Hotels listed on Schedule 2.6(b) from January 1 through June 17, 2005 (the “Target Foreign Capex Amount”). If the Effective Date is a date other than June 17, 2005, the Target Foreign Capex Amount shall be increased (if the Closing Date is delayed) or decreased (if the Closing Date is advanced) pro rata (based on the number of actual days elapsed from January 1, 2005).

(c) With respect to each Emergency Event that arises from the date hereof through the Effective Date that results in the need for an Emergency Capital Expenditure, (i) the Seller shall pay for the cost of such Emergency Capital Expenditure and (ii) such payment shall be first credited against the amount allocated therefore in the Target North American Capex Amount or the Target Foreign Capex Amount, as appropriate. The Seller shall pay for costs of any Emergency Capital Expenditure in excess of amounts allocated for such purposes in the Target North American Capex Amount or the Target Foreign Capex Amount. The Buyer shall not engage its “A&C” division to perform any work related to any Emergency Capital Expenditure without the Seller’s consent (which may be granted or withheld in the Seller’s sole and absolute discretion). If any Emergency Capital Expenditure is covered by insurance, the proceeds of such insurance (to the extent not received directly by the Seller) will be paid to the Seller to the extent of any costs paid by the Seller. No Emergency Capital Expenditure paid or incurred by the Seller shall result in an adjustment to the Unadjusted Purchase Price.

(d) The payment of the amounts set forth in Sections 2.6(a), (b) and (c) and the PIP Expenditures shall, in the aggregate, conclusively be deemed to satisfy all of the Seller’s obligations with respect to capital expenditures for the Hotels pursuant to the Hotel Management Agreements, notwithstanding anything therein to the contrary.

Section 2.7 Mutual Releases and Termination of Agreements.

(a) At the Closing, the Seller and the Buyer shall execute and exchange, and shall cause certain other required parties related to each of the Seller or the Buyer, respectively, to execute and exchange, the releases in the form attached hereto as Exhibits L-1 and L-2.

(b) At the Closing, the Seller and its Affiliates, the Buyer and its Subsidiaries and certain other parties thereto, each as appropriate, shall enter into an agreement for the termination of the Released Agreements, in the form attached hereto as Exhibit M.

ARTICLE 3

PURCHASE PRICE ADJUSTMENTS AND CLOSING

Section 3.1 Purchase Price. In consideration for the Transaction, the Buyer shall pay the Seller at the Closing an aggregate purchase price of U.S.$1,452,390,000 (the “Unadjusted Purchase Price”), as shall be adjusted as provided in this Article 3, Section 7.3 and Section 9.2 (less the Preliminary Allocated Purchase Price of any Hotel Interest not transferred at the Closing) (the “Adjusted Purchase Price”).

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Section 3.2 Closing Date Estimated Working Capital, Capital Expenditure and PIP Expenditure Adjustments.

(a) Not later than ten (10) Business Days prior to the Closing Date:

(i) the Buyer shall deliver to the Seller a good faith estimate as of the Effective Date of the Hotel Working Capital, prepared in the manner and containing items consistent with Schedule 3.2(a)(i); and

(ii) the Seller shall deliver to the Buyer a good faith estimate as of the Effective Date of the Seller Working Capital, prepared in the manner and containing items consistent with Schedule 3.2(a)(ii).

The “Estimated Total Working Capital” shall be the sum of such estimates of Hotel Working Capital and the Seller Working Capital. The parties shall cooperate in good faith to prepare the Estimated Total Working Capital. In the event of any good faith disagreement between the parties as to any item included in or omitted from, or the treatment or amount thereof, the computation of the Estimated Total Working Capital, the parties shall endeavor to resolve the matter (including providing such supplemental information and supplying documentation as reasonably requested by the other party). If a disagreement as to any item is not resolved before the Closing, such item shall be reflected in the Estimated Total Working Capital in an amount equal to the simple average of the impact on Estimated Total Working Capital of each party’s respective position thereon.

(b) Not later than ten (10) Business Days prior to the Closing Date, the Buyer shall deliver to the Seller estimates as of the Effective Date, of:

(i) the expenditures paid or accrued (to the extent included in Working Capital) in respect of the Target North American Capex Amount (the “Estimated North American Capex”);

(ii) the expenditures paid or accrued (to the extent included in Working Capital) in respect of the Target Foreign Capex Amount (the “Estimated Foreign Capex”);

(iii) the expenditures paid or accrued (to the extent included in Working Capital) in respect of the PIP Expenditures (the “Estimated PIP Expenditures”).

The Estimated North American Capex and Estimated Foreign Capex shall be prepared by the Buyer in good faith and in the same manner as the Buyer currently prepares the “Period Capex Reports.”

(c) At the Closing, in respect of (A) the Hotels being transferred pursuant to this Agreement or (B) the Optional Consent Hotels to which Section 9.2 of this Agreement applies, the Unadjusted Purchase Price shall be:

(i) increased (or decreased) by the amount by which the Estimated Total Working Capital is more (or less) than $0;

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(ii) increased (or decreased) by the amount by which the Estimated North American Capex is more (or less) than the Target North American Capex Amount;

(iii) increased (or decreased) by the amount by which the Estimated Foreign Capex is more (or less) than the Target Foreign Capex Amount; and

(iv) increased by the amount of the Estimated PIP Expenditures.

Section 3.3 Post-Closing Adjustments.

(a) Within 60 days after the Closing Date, the Buyer shall deliver to the Seller statements showing, as at the Effective Date, the actual amount (or, as applicable, the amount conclusively established by definition) of: (i) the “Total Working Capital” (consisting of the actual Hotel Working Capital and the actual Seller Working Capital, with the latter to be supplied by the Seller not less than 45 days after the Closing Date, accompanied by a certificate of an officer of the Seller with knowledge of the matter, stating that to the best of such officer’s knowledge, the Seller Working Capital is true, complete and accurate in all material respects); (ii) the amount of aggregate expenditures on Miscellaneous Operating Supplies at each of the Hotels from January 1, 2005 through the Effective Date; (iii) the Capital Expenditures in respect of the Target North American Capex Amount; (iv) the Capital Expenditures in respect of the Target Foreign Capex Amount; (v) the PIP Expenditures and (vi) the Cash True-Up (the statements in clauses (i) through (vi) collectively, the “Closing Statements”). The Closing Statements shall be presented in the same manner as the estimates prepared by the Buyer for each (except that the Closing Statement for the Total Working Capital shall include the Seller Working Capital as aforesaid and that there shall be no estimate in respect of the Cash True-Up), and shall be accompanied by a certificate of an officer of the Buyer with knowledge of the matter, stating that to the best of such officer’s knowledge, each Closing Statement is true, complete and accurate in all material respects (except with respect to information furnished by the Seller in respect of the Seller Working Capital). The Seller and its Representatives shall have the right, at the Seller’s expense, to observe the cut-off procedures and physical inventory count as of the Effective Date at each Hotel.

(b) Within ten (10) days of the delivery of the Closing Statements, the Seller and the Buyer shall submit the Closing Statements and Closing Management Fee Statement to the Accounting Firm. The Accounting Firm shall be engaged by both the Seller and the Buyer to perform procedures and render its report with respect to the Closing Statements and the Closing Management Fee Statement, and they shall each pay for one-half of the Accounting Firm’s fees and expenses. With respect to the Closing Statements, the Accounting Firm shall undertake the procedures outlined by the parties on Schedule 3.3(b), and any such other procedures as may be agreed by the parties and the Accounting Firm, to verify whether such items were prepared in accordance with the terms of this Agreement. With respect to the Management Fees reflected on the Closing Management Fee Statement, the Accounting Firm shall verify the mathematical computation of such fees. With respect to the Reimbursables reflected on the Closing Management Fee Statement, the Accounting Firm shall verify the mathematical computation thereof and shall examine the back-up documentation for the Reimbursables maintained at the Hotels. If the Accounting Firm determines that any adjustments or corrections are required to the Closing Statements or the Closing Management Fee Statement, it shall make adjustments

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thereto as it, in its sole discretion, deems appropriate. The Seller and Buyer shall, and the Buyer shall cause the management of each Hotel to, cooperate fully with the Accounting Firm, and each party shall afford the Accounting Firm access to its books and records and employees, as the Accounting Firm deems necessary or desirable for the completion of its report. Each party shall have access to the workpapers and personnel of the Accounting Firm to review and discuss the Accounting Firm’s work and determinations. The determinations of the Accounting Firm shall be binding on both the Seller and the Buyer.

(c) Within five (5) Business Days of the Accounting Firm’s delivery of its final report, the Seller or the Buyer, as the case may be, shall transfer by wire transfer of United States dollars in immediately available funds to a bank account designated in writing by the other party the difference between the adjustments made to the Unadjusted Purchase Price (pursuant to Section 3.2(c), above) and the final determination of the Accounting Firm as set forth in Section 3.3(b), above. The interest on such sums shall accrue from the Effective Date to the date of such payment(s) at the Closing Interest Rate.

Section 3.4 Currency of Payments. Except as otherwise expressly set forth in this Agreement, all payments to or from any party shall be made in United States dollars. All translations from a foreign currency into United States dollars shall be calculated at the average of the United States dollar closing buy and sell bids for the subject foreign currency on the Effective Date (as quoted by Bloomberg Service for Benchmark Currency Rates or on any successor or substitute page of such service reasonably satisfactory to the parties at approximately 10:00 a.m., New York City time on any date of determination), regardless of the date actually made.

Section 3.5 Management Fees. Not later than ten (10) Business Days prior to the Closing, the Buyer shall deliver to the Seller an estimate, as of the Effective Date, of the unpaid Management Fees and Reimbursables for each Hotel through the Effective Date (collectively, the “Estimated Management Fees”). Such estimate shall be prepared in good faith, in accordance with the Buyer’s Accounting Practices for the Hotels under the Hotel Management Agreements and shall be accompanied by supporting documentation itemized by Hotel; provided, however, that the incentive fees under the Hotel Management Agreements for 2004 and 2005 shall be as set forth on Schedule 3.5. At the Closing, the Seller shall pay or cause to be paid to the Buyer the Estimated Management Fees. Within 60 days after the Closing Date, the Buyer shall deliver to the Seller a final statement of the Management Fees and Reimbursables through to the Effective Date (the “Closing Management Fee Statement”), prepared in the same manner as the Estimated Management Fees, along with a certificate from an officer of the Buyer with knowledge of such matters, stating that to the best of such officer’s knowledge the Closing Management Fee Statement is true, complete and accurate in all material respects.

Section 3.6 Other Adjustments. At the Closing, the Unadjusted Purchase shall be further adjusted as follows:

(a) the Unadjusted Purchase Price shall be decreased by the outstanding amount of the GMAC Debt and 94.39% of the Düsseldorf Debt as at the Effective Date;

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(b) the Unadjusted Purchase Price shall be increased by the Buyer’s pro rata share, as an equity owner, of the Debt listed on Schedule 2.4 of Vinoy Investments Limited Partnership, including interest thereon and any penalties or fees that result from pre-payment thereof, as at the Effective Date;

(c) the Unadjusted Purchase Price shall be decreased by 88.76% of the outstanding SAS Valmy Debt (remaining after repayment pursuant to Section 2.3(e)(ii)); and

(d) for each Hotel transferred at the Closing, the Unadjusted Purchase Price shall be decreased by the amount set forth on Schedule 3.6.

Section 3.7 Dutch Pension. At the Closing, the Unadjusted Purchase Price shall be reduced by €300,000 in respect of the Amsterdam Renaissance Hotel in connection with the Renaissance Hotels Pension Scheme in The Netherlands (the “Dutch Pension Plan”).

Section 3.8 Unrestricted Allowances for Fiscal Year 2005. Seller waives all of its right to receive any Unrestricted Allowances (as defined in the 1999 Agreement) with respect to fiscal year 2004. At Closing, the Seller shall pay the Buyer $1,405,317, which the parties agree represents the amount of Unrestricted Allowances Buyer previously paid Seller with respect to fiscal year 2004. With regard to the Hotel Interests conveyed at Closing, Seller waives all of its right to receive any Unrestricted Allowances allocable to such Hotel Interests with respect to any portion of fiscal year 2005.

Section 3.9 Certain Transaction Costs.

(a) For the Hotels listed on Schedules 2.1(a) and (c), the Seller shall be allocated one-half of the Transfer Taxes which would be payable if such Hotels were transferred pursuant to the Target Sale at the Preliminary Allocated Price. For the Hotels listed on Schedule 2.1(b), the Seller shall be allocated one-half of the Transfer Taxes payable pursuant to the Lease Assignment & Sale at the Preliminary Allocated Price. Schedule 3.9 sets forth the parties’ initial estimate of the Transfer Taxes to be incurred in connection with the Fee Sale, Target Sale and Lease Assignment & Sale as well as the estimated amount thereof to be allocated to the Seller and the Buyer. Schedule 3.9 shall be adjusted by the Seller and the Buyer from time-to-time until the Closing to reflect any elections made by the Buyer hereunder and calculations made by the Title Company based upon the actual amount of Transfer Taxes due and payable in the applicable jurisdictions as of the Closing Date.

(b) Regardless of Law or convention, it shall be the responsibility of the Buyer to pay or cause to be paid all Transfer Taxes and otherwise complete and file all Tax Returns in connection therewith in a timely manner. The Seller shall cooperate with the Buyer as reasonably requested by the Buyer in connection with the preparation and filing of such Tax Returns. The Unadjusted Purchase Price shall be reduced at Closing by the total amount of Transfer Taxes allocated to the Seller that are actually paid or payable by the Buyer, and the Preliminary Allocated Price related to each Hotel Interest affected thereby shall be reduced accordingly.

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Section 3.10 Purchase Price Allocation.

(a) The parties have agreed upon the amount of the Preliminary Allocated Price for the Seller’s interest in each of the Hotels, the Management Interest and the Minority Owned Entities, which amounts are set forth on Schedules 2.1(a)-(e). The Buyer and the Seller agree that where the Preliminary Allocated Price of any Hotel is a negative value, the Closing Allocated Price shall be $0.00 for United States federal income tax purposes, and such aggregate negative value shall be allocated pro rata among the other Hotels, the Management Interest and the Minority Owned Entities being purchased hereunder based on the Preliminary Allocated Prices of such other interests. By written notice to the Seller given not less than ten (10) Business Days prior to the Closing, the Buyer may modify the Preliminary Allocated Price for any such interest within the range permitted in Schedules 2.1(a)-(e), as applicable (each such Preliminary Allocated Price as modified the “Closing Allocated Price”), provided, however, that the total amount of all Closing Allocated Prices shall at all times equal the Unadjusted Purchase Price, as it may be adjusted pursuant to the terms of this Agreement. The Closing Allocated Price of each property shall be set forth on Schedules 2.1(a)-(e), which shall be delivered by the Buyer to the Seller at Closing, provided, however, that to the extent such allocations result in change in the total amount of Transfer Taxes allocated to the Seller as set forth on Schedule 3.9, such difference shall be borne by the Buyer. In the event of any purchase price adjustment hereunder, the Seller and the Buyer agree to adjust any previously agreed purchase price allocation to reflect such purchase price adjustment and to file Tax Returns consistent with such agreed allocation.

(b) The Buyer and the Seller agree that the Closing Allocated Price for each Hotel Interest shall be adjusted to reflect the Adjusted Purchase Price as determined at the Closing. For each Hotel Interest the purchase of which is treated as an asset purchase for United States federal income tax purposes, the Adjusted Purchase Price, as so adjusted, plus any liabilities attributable to such Hotel Interest that are liabilities for United States tax purposes, shall be allocated for federal income tax purposes among the assets acquired thereby as agreed to by the parties and, if no agreement is reached, as reasonably determined by each of the parties. Subject to the requirements of applicable Law, the Buyer and the Seller, and each of their Affiliates, shall file all Tax Returns, consistent with the Closing Allocated Price adjusted to take into account purchase price adjustments at the Closing and with any other allocation that is agreed in respect of a particular Hotel Interest. In the event of any purchase price adjustment hereunder, the Seller and the Buyer agree to adjust any previously agreed purchase price allocation to reflect such purchase price adjustment and to file Tax Returns consistent with such agreed allocation.

Section 3.11 Closing.

(a) The closing of the Transactions shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166, at 10:00 A.M. (local time), with respect to the Hotels located in the United States, Canada, Australia and Caribbean, and at the offices of Gibson, Dunn & Crutcher LLP, Telephone House, 2-4 Temple Avenue, London, United Kingdom EC4Y 0HB, at 10:00 A.M. (local time), with respect to the Hotels located in Europe, or at such other place or places as the Seller and the Buyer may agree in writing.

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(b) The Closing shall occur on June 17, 2005, provided, however, that if the conditions to Closing of the Seller or the Buyer have not been satisfied as of that date, or upon notice given by either party no later than June 10, 2005, then the Closing shall occur not later June 30, 2005, provided further, however, if all the conditions of both parties to the Closing have been satisfied except that the Seller has not received the requisite consent pursuant to the Offer and Solicitation to allow for the release of the liens on the Property securing the Notes, then the Buyer may, by written notice to the Seller given no later than July 8, 2005, exercise a one-time option to postpone the Closing to November 15, 2005, provided further still, however, if the Closing with respect to any Hotel is delayed in accordance with the terms of this Agreement, the Closing for such Hotel shall occur as soon practicable following the satisfaction of the conditions to Closing with respect to such Hotel. The day on which a Closing takes place is referred to as the “Closing Date.”

(c) If a Closing occurs after June 17, 2005, with respect to Hotels included in such Closing:

(i) all of the Transactions shall be deemed to be effective as of the Buyer’s most recently ended Accounting Period prior to the Closing Date with respect to the Hotels located in the United States and Canada, and on the Closing Date with respect to the other Hotels (for such Closing, the “Effective Date”);

(ii) the Buyer shall pay to the Seller at the Closing daily interest on the sum of Preliminary Allocated Price of the Hotels located in the United States and Canada, from and including the Effective Date to but not including the Closing Date, at a rate equal to the Closing Interest Rate; and

(iii) with respect to the Hotels located in the United States and Canada, the Seller, or the Buyer, as the case may be, shall account and pay for the difference between (i) all deposits to the Seller’s bank accounts arising from Hotel operations from the close of business on the Effective Date through the Closing Date, and (ii) all checks issued, wire transfers and other disbursements from Seller’s bank accounts arising from Hotel operations from the close of business on the Effective Date through the Closing Date, which would have been disbursed by the Buyer if the Closing had occurred on the Effective Date (the “Cash True-Up”).

(d) On or before a Closing, (i) the Buyer shall deliver to the Title Company, by wire transfer to bank escrow accounts specified by the Title Company, the amount of the Adjusted Purchase Price, in immediately available funds in United States Dollars (such amount to be as shown on a settlement memorandum detailing required adjustments to the Unadjusted Purchase Price) and other sums required to be paid by Buyer hereunder, including Transfer Taxes and other costs of Closing, (ii) the Seller shall deliver to the Title Company, by wire transfer to a bank escrow account specified by the Title Company, the amount of the Estimated Management Fees for the Hotels included in the Closing, in immediately available funds in United States Dollars (such amount to be as shown on a settlement memorandum detailing required adjustments to the Unadjusted Purchase Price) and other sums required to be paid by Seller hereunder, (iii) the Seller shall deliver to the Title Company the Seller’s Closing Deliveries and all other documents required by the provisions of this Agreement or any Ancillary Agreement to be delivered by the Seller and such other parties as are necessary and appropriate,

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each such Deliveries and/or such document to be executed by the Seller and such other parties as are necessary and appropriate and to be held in escrow by the Title Company, and (iv) the Buyer shall deliver to the Title Company the Buyer’s Closing Deliveries and all other documents required by the provisions of this Agreement or any Ancillary Agreement to be delivered by the Buyer, each such Deliveries and/or such document to be executed by the Buyer and to be held in escrow by the Title Company. Following completion of the matters specified in (d)(i)-(iv) above, and upon the joint written direction of Seller and Buyer, the Unadjusted Purchase Price and all documents so held in escrow shall be released from escrow and disbursed and/or distributed to those Persons entitled thereto, including to those Persons required pursuant to all Ancillary Agreements. In addition, the Seller and the Buyer shall cooperate to develop procedures for the flow of funds at each Closing.

ARTICLE 4

PARAGON BONDS

Section 4.1 Paragon Bonds.

(a) The parties understand that (i) the property related to the Financed Hotels, the equity of the entities which own or lease the Financed Hotels, the Orlando Mortgage Note and the Orlando ODL Note are security for the Notes pursuant to the Restated Credit Agreement and the Supplement to the Restated Credit Agreement; (ii) Paragon is the payee under the Notes; (iii) Paragon financed its acquisition of the Notes through the issuance of the Bonds secured by Paragon’s pledge of the Notes and the security for the Notes under the Indenture; and (iv) the Indenture prohibits the repayment of the Bonds prior to November 15, 2005. Consequently, for the Transaction to proceed to the Closing, the Bonds must be repurchased or defeased in order to allow the repayment of the Notes by the Seller and the release of the liens on the Property securing the Notes.

(b) Paragon has agreed with the Seller that it will commence a tender offer to and a consent solicitation from the holders of the Bonds on the terms and subject to the conditions as set forth on Schedule 4.1(b) (the “Offer and Solicitation”) no later than May 9, 2005. Paragon has agreed to use its Commercially Reasonable Efforts to complete the Offer and Solicitation concurrent with the Closing and in addition the Seller has agreed with Paragon to pay the costs of the Offer and Solicitation in excess of the principal and interest then due to the holders of the Bonds, (including defeasance costs and other payments to the holders of the Bonds, attorneys’ and Trustee’s fees and Dealer-Manager fees, collectively referred to as the “Solicitation Costs”). If, in the Seller’s reasonable estimate (based on, among other things, the advice of the Dealer-Manager), the Solicitation Costs are projected at any time to exceed the amount set forth on Schedule 4.1(b), the Seller may, upon notice to Paragon (with a copy to the Buyer), terminate its agreement to pay the Solicitation Costs upon the expiration of five (5) Business Days following such notice (thereby releasing Paragon from its agreement to conduct the Offer and Solicitation), unless prior thereto the Seller receives written confirmation from the Buyer that it undertakes to assume and pay all Solicitation Costs in excess of the amount set forth on Schedule 4.1(b) (it being understood that Buyer shall be under no obligation to do so).

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ARTICLE 5

REPRESENTATIONS AND WARRANTIES

OF THE SELLER

Subject to Section 5.17, CTF and each Selling Entity jointly and severally represent and warrant, and to the extent applicable, covenant, to the Buyer, as of the date hereof and as of the Closing Date, that:

Section 5.1 Organization, Existence; Records and Actions.

(a) Schedules 2.1(a)-(e) contain, with respect to each Selling Entity and Target, a complete and accurate list of the jurisdiction of formation of such Selling Entity and Target, and any other jurisdictions in which such Target is qualified to do business as a foreign entity. Each Selling Entity and each Target is duly incorporated or formed and organized, validly existing and in good standing under the laws of the jurisdiction in which each was formed, with corporate power (or otherwise, as applicable) and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use. Each Target is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business or operations of the Target as presently conducted.

(b) A true and complete copy of the Organizational Documents of each Target, certified by the Secretary or Assistant Secretary of the Target, has been delivered to the Buyer, and remain in full force and effect.

(c) The minute books of each Target contain accurate and complete records of all meetings held, and actions taken by, the board of directors or other governing body, any committees of the board of directors or other governing body, general partners, limited partners, managers or managing members, members, trustees, stockholders or equity holders of such Target.

(d) At the Closing, all of the books of account, minute books, equity interest record books, and other records of a Target (including correspondence related to the Leases) will be in the possession of such Target. As soon as reasonably practicable, but in no event more than 20 days following the Closing, the Seller shall physically deliver all such corporate minutes books and other corporate records to the Buyer, and no more than 60 days following the Closing, the Seller shall physically deliver all other such books and records to the Buyer.

Section 5.2 Authority, Approval and Enforceability. The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements, as applicable is within the corporate power (or otherwise, as applicable) of the Seller and has been duly and validly authorized by the Seller, and no other corporate proceedings (or otherwise, as applicable) on the part of the Seller are necessary to authorize this Agreement, the Ancillary Agreements, or the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements upon their execution at the Closing will be, validly executed and delivered by the

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Seller, and is or will be a valid and binding obligation of the Seller enforceable against the Seller in accordance with its respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the rights of creditors generally, and to the exercise of a court’s equitable powers.

Section 5.3 Capitalization.

(a) Except as otherwise set forth on Schedules 2.1(a) and (c), the Equity Interests constitute all of the outstanding stock, membership interests or partnership interests of each Target. All of the outstanding Equity Interests of each Target have been duly authorized and are validly issued, fully paid and nonassessable and are owned beneficially and of record by the Selling Entity set forth on Schedules 2.1(a) and (c). Except as set forth on Schedules 2.1(a) and (c), the Selling Entities will convey all of the outstanding Equity Interests of each Target to the Buyer at the Closing free and clear of any and all Encumbrances.

(b) The Seller’s interest in the Minority Owned Entities represents the percentage interest of each Minority Owned Entity as set forth on Schedule 2.1(e). The Seller’s equity interests in the Minority Owned Entities are owned beneficially and of record by the Selling Entity set forth on Schedule 2.1(e), and such Selling Entity will convey such equity interests in the Minority Owned Entities to the Buyer at the Closing free and clear of any and all Encumbrances. The capital accounts of the Selling Entity in each of the Minority Owned Entities as reported to the Seller are as set forth in Schedule 2.1(e) as of the date(s) indicated therein. To the Seller’s Knowledge, there has been no change in such capital accounts since the dates indicated, other than changes arising from income or losses attributable to the operations of the related Hotels.

(c) Except as set forth on Schedules 2.1(a), (c) and (e), there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable or contingent) to acquire any equity interest or security of any Target or a Selling Entity’s interest in a Minority Owned Entity; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any equity interest or security of any Target; or (iii) Contract under which any Target is or may become obligated to sell or otherwise issue any equity interest or security.

(d) All outstanding equity or securities of each Target have been issued in compliance with (i) applicable Law and (ii) all requirements set forth in Contracts applicable to the issuance of equity or securities of each Target.

(e) Except as set forth on Schedules 2.1(a) and (c), no Target has any Subsidiaries or any direct or indirect ownership interest in any other Person.

(f) The Orlando ODL Note and the Orlando Mortgage Note are owned by a Subsidiary of CTF and will be conveyed to the Buyer at the Closing free and clear of any Encumbrances. The obligor of the Orlando ODL Note or the Orlando Mortgage Note is not in default under the terms thereof.

(g) None of the parties to the GMAC Debt and the Düsseldorf Debt is in default under the terms thereof.

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(h) No Seller or Target has filed a voluntary petition in bankruptcy or similar petition, nor has any order, judgment or action been taken or suffered by any Interest Holder under any insolvency or bankruptcy law.

Section 5.4 Lines of Business. No Target is engaged in any business, and no Target located in the United States has, for the two years prior to the date of this Agreement, engaged in any business, other than the ownership and operation of the business of a Hotel and operations incidental thereto. Each Target has conducted its business in all material respects in accordance with its Organizational Documents.

Section 5.5 No Conflicts; Consents. Neither the execution and delivery of this Agreement or the Ancillary Agreements nor the consummation or performance of any of the transactions contemplated hereby or thereby will, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Seller or any Target, or (B) any resolution or action adopted by the board of directors or other governing body, any committee of the board of directors or other governing body, general partners, limited partners, managers or managing members, members, trustees, stockholders or equity holders of the Seller or Target;

(b) contravene, conflict with, or result in a violation of, or give any Governmental Authority or other Person the right to challenge any transaction contemplated by this Agreement or the Ancillary Agreements;

(c) except as set forth on Schedule 5.5, give any Governmental Authority or other Person the right to exercise any remedy or obtain any relief under any applicable Law or any Order to which the Seller or any Target, or any material assets owned or used by any Interest Holder, may be subject;

(d) except as set forth on Schedule 5.5, contravene, conflict with, or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify, any material Governmental Authorization that is held in the name of any Target other than Permits in relation to the operations of any Hotel;

(e) except as set forth on Schedules 2.1(a)-(c) or 5.5, contravene, conflict with, or result in a material violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract or Lease or in respect of the Management Interest;

(f) result in the imposition or creation of any Encumbrance upon or with respect to the Property;

(g) except as set forth on Schedules 2.1(a)-(c) or 5.5, require any Interest Holder to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions

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contemplated by this Agreement or the Ancillary Agreements, except with respect to any Permits in relation to the operations of any Hotel, and any antitrust Consents from Governmental Authorities; or

(h) except as set forth on Schedule 2.1(e), with respect to the Minority Owned Entities, constitute a breach of the Organizational Documents of such Minority Owned Entities or other Contracts related thereto to which the Seller or any Subsidiary is a party.

Section 5.6 Balance Sheets.

(a) Attached as Schedule 5.6 is the consolidating unaudited balance sheet of each Target and its Subsidiaries as at December 31, 2004 (the “Balance Sheet”). With respect to such Target, the Balance Sheet constitutes a compilation prepared by the Seller of (i) the assets and liabilities of each Hotel owned or leased by such Target (excluding the Seller Level Data) (the “Hotel Level Data”) and (ii) the other assets and liabilities, if any, of the Target which either (A) are unrelated to the Hotel or (B) have historically not been accounted for as Hotel Level Data and (C) adjustments made by the Seller to the Hotel Level Data (the “Seller Level Data”). The Hotel Level Data is maintained by and has been extracted from the financial information supplied by the Buyer under the Hotel Management Agreements. The Seller Level Data has been compiled from the books and records of each Target maintained by the Seller. The Balance Sheet fairly presents the financial condition of the Target (and its consolidated Subsidiaries, as appropriate) as at December 31, 2004 in all material respects in accordance with GAAP, except for any deferred income tax asset or liability and any explanatory footnotes required under GAAP and except to the extent that any Hotel Level Data is not complete and accurate.

(b) There are no liabilities or obligations of any nature (whether known or unknown, absolute, contingent, or otherwise) of any Target (excluding (i) any deferred tax liabilities resulting from an accounting convention to reflect timing differences between book and tax accounting, (ii) liabilities in respect of Sales, Use & Occupancy Tax Audit Liabilities, (iii) liabilities in respect of employee claims arising out of any Employment Practices Liabilities and (iv) liabilities in respect of the Dutch Pension Plan (clauses (i) – (iv), collectively being the “Excluded Liabilities”)), except for liabilities or obligations reflected on or reserved against in the Balance Sheet with respect to such Target and except to the extent that the Hotel Level Data is not complete and accurate. Since the date of the Balance Sheet through to the Closing Date, the Seller has not caused and will not permit any Target to suffer or incur any liability except for liabilities (i) pursuant to Contracts which are not Material Contracts; (ii) pursuant to executory Material Contracts disclosed on Schedule 5.10; (iii) for capital expenditures provided under Section 2.6; (iv) pursuant to any Lease; (v) that are Intercompany Debt, (vi) that are included within Working Capital for such Target or (vii) that constitute Excluded Liabilities.

(c) Except as set forth on Schedule 7.12, no Target is the guarantor of the obligations of a third party. No Target has contractually indemnified any third party except in respect of liabilities directly related to the operations of a Target’s Hotel.

(d) Except as set forth on Schedule 2.4 as of the date of this Agreement, no Target has any Debt.

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(e) The Seller Level Data accounting records are maintained by and are in the possession of the Seller.

(f) The Seller shall provide the Buyer a Balance Sheet for any Target in respect of an Alternate Target Sale upon such election by the Buyer and shall provide balance sheets (in the form required for the Balance Sheets) for the Buyer’s review of such potential Targets within five Business Days of the Buyer’s request.

Section 5.7 Absence of Certain Changes. Except as set forth on Schedules 2.1(a) and (c), since December 31, 2004, no Target has:

(a) sold, transferred, or otherwise disposed of any of its Property except in the Ordinary Course of Business;

(b) forgiven or canceled debts or waived any claims or rights of substantial value other than Intercompany Debt;

(c) incurred any debt or extended any credit other than in the Ordinary Course of Business, except for Intercompany Debt;

      or

(d) made any change in any method of accounting or accounting practice or policy.

Section 5.8 Litigation and Related Matters.

(a) Except as set forth in Schedule 5.8, there is no pending Legal Proceeding that has been commenced by or against any Interest Holder or related to the Property other than routine litigation related to the operations of a Hotel which is covered by insurance, and, to the Seller’s Knowledge, no Legal Proceeding has been threatened and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Legal Proceeding. The Seller has made available to the Buyer copies of all pleadings, correspondence, and other documents relating to each Legal Proceeding set forth in Schedule 5.8.

(b) Except as set forth in Schedule 5.8, and with the further exception that, with respect to the operations of any Hotel, the following representations are made to the Seller’s Knowledge only:

(i) there is no Order to which any Interest Holder, any of the assets owned or used by any Target, is subject;

(ii) no Interest Holder is subject to any Order that relates to the business or Property of any Interest Holder; and

(iii) no officer, director, manager, managing member, trustee, partner, agent, or employee of any Target who is not under the control of the Buyer is subject to any Order that prohibits such Person from engaging in or continuing any conduct, activity, or practice relating to the business of any Target.

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(c) Except as set forth in Schedule 5.8, and with the further exception that, with respect to the operations of any Hotel, the following representations are made to the Seller’s Knowledge only:

(i) each Target and Interest Holder is in compliance in all material respects with the terms and requirements of each Order to which it is subject;

(ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply, in any material respect, by an Interest Holder with the terms or requirements of any Order to which it is subject; and

(iii) no Interest Holder has received any written notice from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with the terms and requirements of any Order to which it is subject.

Section 5.9 Compliance with Laws; Governmental Authorizations.

(a) Each Target is presently or, at the Closing shall be, in compliance in all material respects with all Governmental Authorizations necessary for the continued operation of the business of each Target, other than any Permits. Each Interest Holder has complied with, and is not in violation of, any applicable Law affecting such Target, excluding any applicable Law relating to the operations or business of any Hotel.

(b) Except as set forth on Schedules 2.1(a)-(d), the Seller has not received written notice of any request, application, proceeding, plan, study or effort including any condemnation proceeding, proposed change of zoning or other proposed land use regulation or action, which would have a material adverse effect on any Hotel or on any Permits. The Seller has not received written notice that the present development, improvement, use and operation of any Hotel are not in compliance with or violate any applicable Law or any Permit.

Section 5.10 Contracts and Commitments.

(a) Other than (i) the Contracts set forth on Schedule 5.10; (ii) the Leases; (iii) the exceptions noted on any Title Commitments (which shall be governed by Section 9.1); (iv) the GMAC Debt; (v) the Düsseldorf Debt; and (vi) the Orlando Mortgage Note and the Orlando ODL Note, there are no Material Contracts that will be binding on any Target, the Buyer, the Owned Real Property or the Leased Real Property subsequent to the Closing Date.

(b) (i) Schedule 5.10 sets forth a true and complete list of all Material Contracts, true and complete copies of which have been delivered to the Buyer; (ii) the Material Contracts are in full force and effect and no Interest Holder, nor to the Seller’s Knowledge any other party thereto, is in material default in the performance of any of its obligations thereunder, nor, to Seller’s Knowledge, has any event occurred which could give any party thereunder the right to give a notice of default to any other party; (iii) the Material Contracts have not been further modified, supplemented or amended in any material respect; and (iv) all rent, charges or other payments due from any Interest Holder under any Material Contract, as applicable, have either

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been paid through the date of this Agreement or the Closing Date, as applicable, or provision has been made for the payment thereof as and when the same shall become due and payable.

(c) Except as set forth on Schedule 5.10, the Seller has no equity or other economic interest in any supplier, landlord or lessee of any Target. Except as set forth on Schedule 5.10, there are no Contracts between the Seller or any Affiliate of the Seller that will be binding on any Target or the Buyer subsequent to the Closing Date.

(d) To Seller’s Knowledge, no Target and no Person on behalf of a Target has made any illegal or unrecorded payments, deposits or similar items.

(e) True and complete copies of all agreements and instruments with respect to (i) the GMAC Debt; (ii) the Düsseldorf Debt; (iii) the Orlando Mortgage Note; and (iv) the Orlando ODL Note have been delivered to the Buyer, and such agreements and instruments have not been and will not be further modified, supplemented or amended.

(f) All Contracts related to PIP Expenditures, have been, and those Contracts related to PIP Expenditures after the date hereof will be, delivered to the Buyer.

Section 5.11 Hotel Properties.

(a) With the exception of Encumbrances which will be satisfied and discharged at Closing, each Interest Holder, as appropriate, owns the Property free and clear of any Encumbrances.

(b) Except as set forth on Schedule 5.11, to the Seller’s Knowledge, since January 1, 2003, no Interest Holder has received written notice by any Governmental Authority of any violation of an Environmental Law or written notice by any Person of any breach by an Interest Holder of its obligations under any Contract for the remediation of any condition at a Hotel under an Environmental Law.

Section 5.12 Intellectual Property. To the Seller’ s Knowledge, Schedule 5.12 sets forth a true and complete list of all tradenames and trademarks owned or used by each Interest Holder with respect to each Hotel property (“Tradenames“). To the Seller’s Knowledge, there has been no infringement by any Interest Holder on the rights or interests of any third party with respect to the Tradenames, nor any infringement upon any Interest Holder’s rights or interests in any of the Tradenames. To the Seller’s Knowledge, no Interest Holder has received written notice that it is infringing the rights or interests of any third party with respect to the Intellectual Property or that any third party is infringing upon any Interest Holder’s rights or interests in any of the Intellectual Property. The Seller and its Affiliates will not retain any rights to the Intellectual Property used in connection with the operation of a Hotel after the Closing.

Section 5.13 Employee Benefits.

(a) With respect to those Targets organized within the United States:

(i) no Interest Holder or ERISA Affiliate thereof has sponsored, maintained and/or contributed to Employee Benefit Plan at any time within the past five (5) years; and

(ii) Except as set forth on Schedule 5.13, no Target has any employees, except employees under the control of the Buyer who are employed in connection with the business and operations of the Hotels.

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(b) With respect to those Targets incorporated or organized outside the United States:

(i) Except as set forth on Schedule 5.13, no Target has any employees, except employees under the control of the Buyer who are employed in connection with the business and operations of the Hotels.

(ii) Except as set forth on Schedule 5.13, no Target has any obligations with respect to any defined benefit pension plans other than those mandated by a Governmental Authority or those implemented by the Buyer.

(iii) No Target has hired any personnel not employed at a Hotel or made any material change in the terms of employment of any person who is employed at a Hotel without the Buyer’s knowledge.

(iv) Prior to the Closing, the Seller will terminate the employment of the individuals listed on Schedule 5.13. All costs and expenses associated with such terminations shall be borne by the Seller.

Section 5.14 Insurance.

(a) Schedule 5.14 lists:

(i) all of the policies of insurance that have been issued covering losses that may have occurred during the past three (3) insurance policy years (including the current year) preceding the date of this Agreement to which any Target or Interest Holder is a party or has been covered excluding any policies placed by the landlords under the Leases, true and complete copies of which have been provided to the Buyer;

(ii) a list of the policy numbers and names of insurance carriers for two policy years in addition to those covered by clause (i) above, excluding casualty policies excluding property and business interruption policies as well as property terrorism policies, and excluding any policies placed by the landlords under the Leases;

(iii) all pending applications for policies of insurance, true and complete copies of which have been provided to the Buyer;

(iv) a schedule of all locations insured under the policies listed in subsection 5.14(a)(i), above; and

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(v) all surety bonds placed directly by the Seller to which any Target is a party or has been covered within the current year, true and complete copies of which have been provided to the Buyer.

(b) Schedule 5.14 describes any self-insurance arrangement by or affecting any Target, including any reserves established thereunder.

(c) The Seller has previously provided to the Buyer, by line of coverage, by policy year, for each Interest Holder, for each of the three (3) preceding policy years (including the current policy year):

(i) a recent summary of the loss experience under each insurance policy; and

(ii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(d) Except as set forth on Schedule 5.14, all policies to which any Target is a party:

(i) are valid, outstanding, and enforceable;

(ii) will continue in full force and effect until the Closing Date; and

(iii) do not provide for any retrospective premium adjustment or other experience-based liability on the part of any Target.

(e) Within the past twelve (12) months, no Target has received (A) any notice of a material increase in premiums, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(f) Each Target has paid all premiums due under each policy to which it is a party.

(g) Seller shall be responsible for the payment of all brokers’ or insurance service providers’ fees relating to insurance that is terminated at or prior to Closing with respect to the Hotels.

Section 5.15 Leases. Schedules 2.1(b) and (c) set forth a complete and accurate list of the Leases, including the dates thereof and all amendments thereto. Except as set forth on Schedule 5.15, each Lease is in full force and effect and has not been modified, supplemented, or amended in any respect and no default has occurred by the respective tenant and is continuing under the Lease and no event has occurred and is continuing which with the giving of notice or lapse of time or both would constitute a default thereunder on the part of the respective tenant. Furthermore, to the Seller’s Knowledge, no default by the respective landlord under each Lease has occurred and is continuing under such Lease and no event has occurred and is continuing which with the giving of notice or lapse of time or both would constitute a default thereunder on the part of such landlord.

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Section 5.16 Taxes. Except for Taxes the reporting and payment of which is the responsibility of the Buyer pursuant to its management of the Hotel:

(a) Except as set forth on Schedule 5.16, each Target has duly and timely filed all Tax Returns required to be filed with any Taxing Authority (or has timely and properly filed valid extensions of time with respect to the filing thereof) and the Seller or the Seller’s Affiliates have duly and timely filed each Tax Return required to be filed with any Taxing Authority by the Seller or the Seller’s Affiliates which include or are based upon the assets, operations, ownership or activities of any of the Targets, including any consolidated, combined, unitary, fiscal unity or similar Tax Return which includes or is based upon the assets, operations, ownership or activities of any of the Targets (or the Seller or Seller’s Affiliates have timely and properly filed valid extensions of time with respect to the filing thereof) and all such Tax Returns were correct and complete in all material respects. The Targets (or the Seller or the Seller’s Affiliates on behalf of the Targets) have paid all Taxes owing with respect to the assets, ownership, operations and activities of the Targets (whether or not shown on any Tax Return).

(b) There are no Liens on any of the assets of any of the Targets that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(c) Except as set forth in Schedule 5.16, there are no pending audits, assessments or claims from any Taxing Authority for deficiencies, penalties or interest against any of the Targets or any of their assets, operations or activities. Except as set forth in Schedule 5.16, there are no pending claims for refund of any Tax of any Target (including refunds of Taxes allocable to the Targets or with respect to consolidated, combined, unitary, fiscal unity or similar Tax Returns).

(d) Except as set forth in Schedule 5.16, there is no pending investigation or other proceeding by any Taxing Authority for any jurisdiction where any of the Targets does not file Tax Returns with respect to a given Tax that may lead to an assertion by such Tax Authority that any of the Targets is or may be subject to a given Tax in such jurisdiction.

(e) Except as set forth on Schedule 5.16, none of the Targets has (i) waived any statute of limitations in respect of Taxes or, (ii) agreed to any extension of time with respect to the filing of any Tax Return of any of the Targets (including any Tax Return which includes or is based upon their respective assets, ownership, operations or activities), the payment of any Taxes of any of the companies, or any limitation period regarding the assessment of any such Taxes or (iii) received approval to make or agreed to a change in accounting method or has any application pending with any Taxing Authority requesting permission for any such change.

(f) None of the Targets has elected under Treasury Regulation Section 301.7701-3 to be taxed as a corporation for United States Tax purposes. Except as set forth on Schedule 5.16, none of the Targets has elected under Treasury Regulation Section 301.7701-3 to be taxed as a partnership or disregarded entity for United States Tax purposes.

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(g) Except as set forth in Schedule 5.16, there are no outstanding rulings or determinations of, or requests for rulings or determinations with, any state, local or foreign Taxing Authority expressly addressed to any Target (or to an Affiliate of any Target) that are, or if issued would be, binding upon any Target.

(h) Except as set forth in Schedule 5.16, none of the Targets is a party to any Tax allocation, Tax reimbursement or Tax sharing agreement.

(i) Except as set forth in Schedule 5.16, as to each year or period for which the relevant limitation period for assessments has not yet expired as to a given Tax, none of the Targets: (I) has been a member of an affiliated, consolidated, unitary, fiscal unity, combined or similar Tax group which files a consolidated, unitary, fiscal unity, combined or similar Tax Return for purposes of that Tax other than the group of which it currently is a member; or (II) has any liability for the Taxes of any Person (other than any of the members of the group of which it currently is a member) under Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(j) Except as set forth in Schedule 5.16, none of the Targets is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for US or Non-US Tax purposes.

(k) No Selling Entity that is selling a United States real property interest is a “foreign person” within the meaning of Code Section 1445(or, if a Selling Entity is a disregarded entity for US Tax purposes, the recognized Tax owner of the Selling Entity that is treated as the seller of a real property interest for US Tax purposes is not a “foreign person” within the meaning of Code Section 1445).

(l) Except as set forth in Schedule 5.16, none of the Selling Entities or the Targets has given a power of attorney to any Person (other than a Tax Matters Partner pursuant to Code Section 6231(a)(7)) on any matters relating to Taxes.

(m) Except as set forth in Schedule 5.16, each asset with respect to which any Target claims depreciation, amortization or similar expense for Tax purposes is owned for Tax purposes by such Target under applicable Tax Law.

(n) Except as set forth in Schedule 5.16, no Target will have any taxable income or gain as a result of prior intercompany transactions with Affiliates of the Targets that have been deferred and that will be subject to Tax as a result of the changes in ownership of each of the Targets as contemplated by this Agreement.

(o) Each Target has withheld from each payment made to any of its past and present shareholders, directors, officers, employees and agents the amount of all Taxes and other deductions required to be withheld and has paid or made adequate provision for the payment of such amounts to the proper Taxing Authority.

Section 5.17 Limitations. The Seller’s representations, warranties, and to the extent applicable, covenants set forth in Sections 5.4, 5.6(b)-(d), 5.7, 5.9, 5.10, 5.12 and 5.15, are expressly made subject to any action of the Buyer or its Representatives or any failure of the

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Buyer or its Representatives to act in circumstances where the Buyer is under a legal or contractual duty to act, and in the event of such action or failure to act by the Buyer, the Seller assumes no responsibility for the accuracy or completeness of such representations and warranties or the performance of such covenants to the extent of such inaccuracy, incompleteness or failure to perform is a result of such action or failure to act by the Buyer. In addition, the Seller’s representations, warranties, and to the extent applicable, covenants are qualified by reference to any condition identified in the property condition reports that are listed in Schedule 2.6(c).

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

Section 6.1 Organization.

(a) Marriott International, Inc. is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Buyer is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b) Marriott International, Inc. has heretofore furnished to the Seller a complete and correct copy of the Buyer’s certificate of incorporation and bylaws. Such certificate of incorporation and bylaws are in full force and effect.

Section 6.2 Authority. The Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will have been, duly and validly executed and delivered by the Buyer. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its and their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

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Section 6.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the certificate of incorporation or bylaws of the Buyer;

(ii) conflict with or violate any Law applicable to the Buyer or by which any property or asset of the Buyer is bound or affected; or

(iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, or give to others any rights of termination, acceleration or cancellation of, any material contract or agreement to which the Buyer is a party;

except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b) Except as set forth on Schedule 6.3(b), the Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Buyer, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or (iv) as may be necessary as a result of any facts or circumstances relating solely to the Seller or any of its Affiliates.

Section 6.4 Financing. The Buyer has, and shall have at the Closing, sufficient funds to permit the Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. The parties acknowledge and agree that it shall not be a condition to the obligations of the Buyer to consummate the transactions contemplated hereby that the Buyer have sufficient funds for payment of the Unadjusted Purchase Price and any post-closing adjustments thereto.

ARTICLE 7

COVENANTS

Section 7.1 Management of the Hotels Prior to the Closing. Between the date of this Agreement and the Closing Date, except as set forth in this Agreement, the Buyer shall operate and manage the Hotels in accordance with the approved annual operating and capital expenditure budgets for each Hotel and otherwise only in conformity with the Hotel Management Agreements and Buyer’s Accounting Practices for the Hotels.

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Section 7.2 Conduct of Business of the Selling Entities and Targets Prior to the Closing.

(a) Between the date of this Agreement and the Closing Date, unless the Buyer shall otherwise agree in writing, the Seller shall conduct the business of the Interest Holders in the Ordinary Course of Business in compliance in all material respects with the Hotel Management Agreements and in such manner as not to cause a breach of a representation, warranty or covenant contained in this Agreement.

(b) Between the date of this Agreement and the Closing Date, without the prior consent of the Buyer, which consent may be withheld in the Buyer’s sole and absolute discretion, no Interest Holder will:

(i) amend, supplement or change the Organizational Documents of a Target nor consent (nor will any Seller consent) to any amendment, supplement or change to the Organizational Documents of a Minority Owned Entity;

(ii) issue or sell any shares of capital stock, membership units, partnership interests or other equity of a Target, as applicable;

(iii) allow any Target to acquire any corporation, partnership, limited liability company, other business organization or division thereof or any assets other than in the Ordinary Course of Business;

(iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization;

(v) authorize any Capital Expenditure other than pursuant to Section 2.6;

(vi) create any Encumbrance against the Owned Real Property or the Leased Real Property other than Encumbrances existing on the date of this Agreement;

(vii) enter into, materially amend or terminate any Contract (a copy of any such Contact or amendment agreed to by the Buyer as provided above shall be delivered to the Buyer);

(viii) modify, supplement, amend or terminate any Lease; or

(ix) enter into any Contract with an Affiliate of a Seller.

Section 7.3 Risk of Loss. The Hotel Management Agreements notwithstanding, the risk of loss or damage to the Owned Real Property or the Leased Real Property, including, without limitation, loss or damage resulting from casualty, condemnation, eminent domain and any business interruption therefore attributable to any acts or occurrences prior to the Closing (a “Casualty Loss”) shall be borne by Seller. In the event of a Casualty Loss, the following shall apply:

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(a) If the Casualty Loss relates to a Hotel listed on Schedule 7.3(a) (the “Group A Hotels”), and the casualty results in a loss of less than $2,000,000 (the “Group A Threshold Amount”), as estimated by the Seller and the Buyer, Buyer will proceed to Closing with respect to such Hotel, and, at the Closing, the Seller shall assign all insurance proceeds to Buyer, except to the extent such insurance is related to business interruption or extraordinary expenses incurred prior to the Closing. If insurance proceeds in respect of such Casualty Loss that are available for the costs of repair and restoration of the Fee Property or the Leasehold Property, as applicable, are estimated to be insufficient to cover such costs, or if the Casualty Loss is uninsured, the parties will reduce the Preliminary Allocated Price by the amount of the estimated shortfall in insurance proceeds available for such costs. In any case where the Casualty Loss is insured, at Closing the Preliminary Allocated Price shall be reduced by any deductible applicable to the insurance coverage;

(b) If the Casualty Loss relates to a Hotel listed on Schedule 7.3(b) (the “Group B Hotels”), and the casualty results in a loss of less than the lesser of $5,000,000 or 10% of the Preliminary Allocated Price applicable to the affected Hotel (the “Group B Threshold Amount”), as estimated by the Seller and the Buyer, Buyer will proceed to Closing with respect to such Hotel, and, at the Closing, the Seller shall assign all insurance proceeds to Buyer, except to the extent such insurance is related to business interruption or extraordinary expenses incurred prior to the Closing. If insurance proceeds in respect of such Casualty Loss that are available for the costs of repair and restoration of the Fee Property or the Leasehold Property, as applicable, are estimated to be insufficient to cover such costs, or if the Casualty Loss is uninsured, the parties will reduce the Preliminary Allocated Price by the amount of the estimated shortfall in insurance proceeds available for such costs. In any case where the Casualty Loss is insured, at Closing the Preliminary Allocated Price shall be reduced by any deductible applicable to the insurance coverage; or

(c) If the Casualty Loss exceeds the Group A Threshold Amount or the Group B Threshold Amount, as applicable, Buyer, at its option, may either:

(i) proceed to Closing with respect to such Hotel, and, at the Closing, the Seller shall assign all insurance proceeds to Buyer, except to the extent such insurance is related to business interruption or extraordinary expenses incurred prior to the Closing. If insurance proceeds in respect of such Casualty Loss that are available for the costs of repair and restoration of the Fee Property or the Leasehold Property, as applicable, are estimated to be insufficient to cover such costs, or if the Casualty Loss is uninsured, the parties will reduce the Preliminary Allocated Price by the amount of the estimated shortfall in insurance proceeds available for such costs. In any case where the Casualty Loss is insured, at Closing the Preliminary Allocated Price shall be reduced by any deductible applicable to the insurance coverage; or

(ii) elect not to close with respect to such Hotel (with a reduction in the Unadjusted Purchase Price by the Preliminary Allocated Price for such Hotel) and at Closing, the parties will terminate the Hotel Management Agreement(s) with respect to the Hotel and the Seller will pay the Buyer a termination fee equal to six times the base management fees for the thirteen Accounting Periods elapsing just prior to the Closing Date for Hotels located in the United States and Canada and for the twelve months elapsing just prior to the Closing Date for

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all other Hotels. If the term of the Lease for any such Hotel has less than six years remaining after the Closing Date, the Seller shall have the option to cause Manager to continue to manage the Hotel for the remaining term of such Lease, however, such Hotel Management Agreement(s) shall be amended and restated at Closing in the form of the management agreement attached hereto as Exhibit N-1 for domestic Hotels and Exhibit N-2 for international Hotels, with no termination fee due at the expiration of such Lease.

(d) In the event of a Casualty Loss affecting the Renaissance Techworld Hotel in excess of $5,000,000, the Buyer, at its option, may either: (i) proceed to Closing with respect to such equity interests in the related Minority Owned Entities or (ii) elect not to close with respect to such equity interests in the Minority Owned Entities with a reduction in the Unadjusted Purchase Price by the Preliminary Allocated Price for the Renaissance Techworld Hotel.

(e) In the event of a Casualty Loss, the Seller shall, in cooperation with the Buyer, promptly and diligently file and pursue recovery of, all appropriate insurance claims and to the extent of any insurance proceeds recovered, with the Buyer’s consent, apply such proceeds to the restoration of the Property. In the event any lender on a Property damaged by a Casualty Loss exercises any rights with respect to the insurance proceeds, such that they are not available for restoration of the Property or assignment to the Buyer, the Preliminary Allocated Price of the related Hotel shall be reduced by the amount of the proceeds taken by such lender. Insurance proceeds for business interruption losses shall be applied to such losses and shall not be used in the estimation of casualty losses.

(f) All risk of loss or damage to the Owned Real Property and the Leased Real Property, including without limitation, loss or damage resulting from casualty, condemnation, eminent domain and any business interruption resulting therefrom shall be borne by the Buyer following the Closing of the Transaction.

Section 7.4 Covenants Regarding Information.

(a) From the date hereof until the Closing Date, upon reasonable notice, the Seller and its Subsidiaries shall (i) afford the Buyer and its Representatives and Designees, reasonable access to the books and records of the Targets and the Selling Entities related to the Targets, (ii) furnish the Buyer with such financial, operating and other data and information as the Buyer may reasonably request and (iii) furnish the Representatives usual and customary “management representation letters” to a firm of certified public accountants necessary for completion of an independent audit of the Target (it being understood that with respect to the Hotel Level Data, such letter shall rely on an equivalent letter from the Hotel’s manager); provided, however, that any such access or furnishing of information shall be conducted at the Buyer’s expense, during normal business hours upon reasonable notice, under the supervision of the Seller’s personnel and in such a manner as to not unreasonably interfere with the normal operations of the Seller. Notwithstanding anything to the contrary in this Agreement, neither the Seller nor any of its Subsidiaries shall be required to disclose any information to the Buyer or its Representatives if such disclosure would, (A) in the Seller’s sole discretion, jeopardize any attorney-client privilege or any work-product privilege or (B) contravene any duty imposed by applicable Laws.

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(b) The Seller hereby consents to the Buyer (or its Designees) engaging, at the Buyer’s or its Designee’s expense, the independent registered public accounting firm that audited, reviewed or otherwise advised the Seller regarding the financial statements of any Target to audit such financial statements for periods preceding the Closing Date and to access the audit work papers relating to such prior period. The Seller shall also cooperate with the Buyer in responding to reasonable requests for other information relating to such financial statements.

(c) For a period of seven (7) years after the Closing or, if shorter, the applicable period specified in the Buyer’s document retention policy, the Buyer shall or shall cause its Designees, as applicable to (i) retain the books and records relating to the Hotels, the Property or the Intellectual Property relating to periods prior to the Closing and (ii) afford the Representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours upon reasonable notice, to such books and records wherever located in order to allow the Seller to fulfill any pre-existing contractual obligation which is binding upon the Seller and disclosed to the Buyer or requirement of any Law or to defend any claim (other than a claim by an Indemnified Party), including any litigation (civil, criminal or otherwise), governmental investigation, tax audit or insurance claim.

(d) For a period of seven (7) years after the Closing or, if shorter, the applicable period specified in the Seller’s document retention policy, with respect to any documents not previously delivered to the Buyer, the Seller shall (i) retain the books and records relating to the Seller Level Data with respect to the Targets, Hotels, Leased Real Property, Owned Real Property, Personal Property or Intellectual Property relating to periods prior to the Closing to the extent not delivered to the Buyer at the Closing and (ii) afford the Representatives of the Buyer reasonable access (including the right to make, at the Buyer’s expense, photocopies), during normal business hours upon reasonable notice, to such books and records wherever located in order to allow the Buyer to fulfill any pre-existing contractual obligation or requirement which is binding on the Buyer and disclosed to the Seller or requirement of any Law or to defend any claim (other than a claim by an Indemnified Party), including any litigation (civil, criminal or otherwise), governmental investigation, tax audit or insurance claim.

Section 7.5 Non-Waiver of Attorney-Client Privilege.

(a) The Buyer agrees and shall cause its Designees to agree that the Seller, the Selling Entities, and their respective Affiliates, by virtue of the transfer of the Seller’s interest in the Hotels, or any other transaction contemplated by this Agreement and the Ancillary Agreements, are not surrendering, waiving or transferring any attorney-client, work product, or other applicable privileges that exist with respect to any and all attorney-client relationships that exist between the Seller and the Selling Entities and the attorneys listed below, including any relationships related to:

(i) any matters arising out or related to the matters listed on Schedule 7.5;

(ii) any advice provided by Gibson, Dunn & Crutcher LLP or any other law firm retained by the Seller in connection with the negotiation of this Agreement and the Ancillary Agreements;

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(iii) any other legal advice provided by Gibson, Dunn & Crutcher LLP to the Seller and the Selling Entities;

(iv) any legal advice provided by Skadden, Arps, Slate Meagher & Flom LLP to the Seller and the Selling Entities;

(v) any legal advice provided by Weil Gotshal & Manges LLP; and

(vi) any legal advice provided by Daniel Heininger and Bradley Hornbacher.

(b) The Buyer and its Designees further agree that: (i) the Seller and the Selling Entities and their respective Affiliates have received and continue to receive legal representation in various matters from all of the above referenced attorneys, (ii) the Buyer and its Designees shall not be entitled to receive or review any attorney work product, information subject to attorney-client privilege or client files relating to the Seller, the Selling Entities, or their respective Affiliates in the possession of any counsel referenced above, and (iii) that neither this Agreement, the Buyer’s or its Designees subsequent ownership of the Hotel Interests, or the Minority Owned Interests, nor any transaction that arises out of or related to this Agreement or the Ancillary Agreements shall provide any basis for the Buyer, its Subsidiaries or its Designees, or any its Affiliates or their successors or assigns to: (A) except to the extent specifically agreed in the Conflict Waiver Agreement dated November 24, 2004 with respect to Gibson, Dunn & Crutcher LLP or any similar agreements concerning law firms retained by the Seller in connection with this Agreement, seek to disqualify any of the above referenced counsel’s representation or the Seller, the Selling Entities or their respective Affiliates in any matter, including any matter adverse to the Buyer, its Subsidiaries, the Buyer’s Designees, or its Affiliates, whether or not related to the any of the above referenced counsel’s prior representation of the Seller, the Selling Entities or their respective Affiliates or any of the Hotels that are the subject of this Agreement or the Ancillary Agreements, or (B) claim or assert that any privilege has been waived between the Seller, the Selling Entities, and their respective Affiliates and the above-referenced counsel.

Section 7.6 Notification of Certain Matters. Until the Closing, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Sections 9.3 through 9.5 of this Agreement becoming incapable of being satisfied.

Section 7.7 Resignations. The Seller will deliver at the Closing the written resignation of all of the directors, managers, general partners and officers of the Targets, effective as of the Closing Date.

Section 7.8 Confidentiality. Until the Closing, each of the parties shall, and shall cause its Affiliates, Representatives, and Designees and Representatives of Designees to keep confidential, disclose only to its Affiliates, Representatives, and Designees and Representatives of Designees and use only in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, all information and data obtained by them from the other party or

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its Affiliates, Representatives, or Designees or Representatives of Designees relating to such other party in the course of due diligence (collectively, the “Information”), unless disclosure of the Information is required by applicable Law. Notwithstanding the foregoing, the provisions of this Section 7.8 shall not apply to those portions of any Information that (a) are or become generally available to the public other than as a result of a disclosure by the other party or its Representatives; (b) become available on a non-confidential basis from a source other than the other party or its Representatives which to the knowledge of the party receiving such information, is not bound by a confidentiality agreement or other obligation of confidentiality prohibiting such disclosure; (c) were known on a non-confidential basis prior to the disclosure by the other party or its Representatives; or (d) are independently developed without reference to the Information. In the event that the transactions contemplated hereby are not consummated, each party shall, and shall use its Commercially Reasonable Efforts to cause its Affiliates, Representatives, and Designees and Representatives of Designees to, promptly return to the other party or destroy all documents (including all copies thereof) containing any Information.

Section 7.9 Consents and Estoppels.

(a) Each party shall use Commercially Reasonable Efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable to obtain from any third party all consents necessary to assign (or, with respect to the UK Hotels, novate) the Material Contracts to the Buyer or its Designee. Notwithstanding the foregoing, if there shall not be assigned (or novated) to the Buyer or its Designee any Material Contract or if an attempted assignment (or novation) thereof without the consent of the other party or parties thereto would constitute a breach thereof or in any way adversely affect the rights of the Seller thereunder and such consent is not obtained, or if an attempted assignment (or novation) would be ineffective or would affect the rights of the Seller thereunder so that the Buyer would not, in fact, receive the benefits thereof, the Seller covenants and agrees that in such case, the beneficial interest in and to any such Material Contract shall, to the extent permitted by the relevant Material Contract and by Law, pass to the Buyer or its Designee, and the Seller will: (i) hold all such Material Contracts in trust for the benefit of the Buyer, its successors, assigns or Designees, from and after the Closing Date (with effect from the Effective Date), (ii) use Commercially Reasonable Efforts to obtain and secure any and all consents and approvals that may be necessary to effect such assignment or assignments (or novations) of the same and (iii) make or complete such assignment or assignments (or novations) as soon as reasonably possible.

(b) Subject to Section 9.2, each party shall use Commercially Reasonable Efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable to obtain from any third party all consents sufficient to create a valid transfer of the Equity Interests and the Seller’s interest in the Minority Owned Entities to the Buyer or its Designee without causing the Buyer or its Designee to incur additional liabilities or limitations of any rights as assignee of the Equity Interests and the Seller’s interest in the Minority Owned Entities.

(c) Subject to Section 9.2, the parties shall use Commercially Reasonable Efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable to obtain consents from the applicable lessors or landlords sufficient to create a valid assignment of the Leasehold Interests to the Buyer or its Designee without causing the Buyer or its Designee to incur additional liabilities or limitations of any rights as assignee of the Leasehold Interests.

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(d) The parties shall use Commercially Reasonable Efforts to obtain (i) subject to the terms of Schedule 2.4, a consent and estoppel certificate with respect to the assumption of the GMAC Debt, executed by the lender thereunder and in a form mandated by the terms of the loan documents or in a form reasonably acceptable to Buyer and (ii) a statement of outstanding principal amount with respect to the Düsseldorf Debt executed by the lender thereunder.

(e) Subject to Section 9.2, the parties agree that, except with respect to the Hotel identified on Schedule 7.9(e) as not requiring an estoppel certificate, they shall use Commercially Reasonable Efforts to obtain an estoppel certificate from the applicable lessors or landlords under the Leases containing the information required by the terms of the Leases or, in the event that no such requirements are set forth therein, in a form reasonably acceptable to the Buyer and addressed to (i) in the case of a Lease Assignment & Sale, the Buyer or its Designee, as the case may be, or (ii) in the case of a Target Sale, the Target (collectively, the “Estoppel Certificates”).

Section 7.10 Governmental Consents, Filings and Closing Deliveries. Each party shall use Commercially Reasonable Efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Authorities all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Law and (iii) on the Closing Date, deliver or cause to be delivered the Seller’s Closing Deliveries by the Seller and the Buyer’s Closing Deliveries by the Buyer and satisfying the other conditions of Closing set forth in Sections 9.4 and 9.5.

Section 7.11 Public Announcements. The parties shall consult with each other before issuing any press release with respect to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby, and neither party nor its Representatives shall criticize, disparage, defame or otherwise make any statement which would reflect negatively on (i) the other party, (ii) any current or former employees, officers, directors, agents or other persons associated with the either party, (iii) any of the services provided by either party or (iv) any of the current or past business practices of either party. Furthermore, the Buyer specifically agrees that it will not file this Agreement or any Ancillary Agreement with any Governmental Authority unless and until required to do so. The Buyer also agrees that it will give the Seller reasonable notice of such filing, and, at the reasonable request of the Seller, the Buyer shall use its Commercially Reasonable Efforts to seek confidential treatment of any provisions herein or therein.

Section 7.12 Release of Guarantees and Indemnification of Other Liabilities. The Buyer shall request, but shall not be obligated to obtain, the release of the Seller or its Affiliates from the guarantees listed in Schedule 7.12 (each, a “Guarantee”). In the event a Guarantee is

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not released prior to or at the Closing, the Buyer will provide the Seller and its Affiliates at the Closing with an indemnity in respect of such Guarantee in the form of the Indemnification Agreement attached hereto as Exhibit O, provided, however, that with respect to the Renaissance Cleveland Hotel, if the Buyer subsequently transfers such Leasehold Interest, the Buyer shall be permitted to substitute the transferee or another party as the indemnitor under the Indemnification Agreement, so long as such transferee or other party meets the requirements set forth on Schedule 9.2(b). Upon such substitution, the Buyer shall be released from all obligations under the Indemnification Agreement.

ARTICLE 8

TAX MATTERS

Section 8.1 Tax Returns.

(a) The Seller shall prepare, or shall cause to be prepared, and shall file or cause to be filed, all income Tax Returns of any Target for taxable years that end on the Closing Date, and all other Tax Returns the due date of which is before the Closing Date. The Buyer shall cooperate, and cause each of the Targets to cooperate, with the reasonable requests of the Seller in connection with the filing of any such Tax Return, including, without limitation, the execution of any such Tax Return (provided that such Tax Return is complete in all material respects and there is a reasonable basis (or analogous standard under the laws of the relevant jurisdiction) for the positions taken in such Tax Return) or of any other document required to be filed with any Taxing authority in connection therewith. Except as required by applicable law, such Tax Returns shall be prepared in a manner that is consistent with past practice.

(b) The Buyer shall prepare or cause to be prepared and shall file or cause to be filed all other Tax Returns of the Targets. Except as required by applicable law, such Tax Returns shall be prepared in a manner that is consistent with past practice. The Buyer shall deliver a copy of any Tax Returns in respect of which the Seller is required to make a payment pursuant to this Agreement, completed in draft form, at least 15 days before the due date thereof for the review and approval of Seller, which is not to be unreasonably withheld or delayed, and a schedule, in reasonable detail, of the amount of payment due to Buyer. If Seller approves such Tax Return, it shall pay the amount owed Buyer before the due date of such Tax Return.

Section 8.2 Seller’s Obligations. Except in the case of (i) any Taxes imposed as a result of the gross negligence or willful misconduct of the Buyer pursuant to the management of the Hotels under the Hotel Management Agreements, (ii) Transfer Taxes governed by Section 3.9, (iii) any Sales, Use & Occupancy Tax Audit Liabilities and (iv) Taxes governed by Schedule 2.1(b)-1, and except to the extent that Taxes (including real property taxes) are taken into account in the definition of Working Capital, the Seller shall be responsible for and pay, and shall indemnify the Buyer and the Targets from, (a) any and all Taxes imposed on any of the Targets, or for which a Target is liable, for any taxable period ending on or before the Effective Date and the portion through the end of the Effective Date for any taxable period that includes but does not end on the Effective Date (the “Pre-Closing Tax Period”); provided, however, that in the event of Vinoy Club L.C., Vinoy Investments LP, SWW No. 1 LLC, and SAS Valmy, the Seller’s obligations shall be limited to the amount of Tax imposed on any such entity multiplied

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by the percentage interest in the entity transferred pursuant to this agreement; provided further, however, that the Seller shall not be responsible for any Taxes arising out of events outside the ordinary course of business and within the control of the Buyer occurring on the Closing Date after the Closing, (b) any and all Taxes imposed on any of the Targets or Selling Entities, or for which a Target or Selling Entity becomes liable, for any taxable period ending after the Effective Date to the extent that such Taxes result from a transaction or an event occurring on or before the Effective Date, (c) any Taxes arising out of a breach of the representations in Section 5.16 and (d) any costs or expenses with respect to Taxes indemnified hereunder. The Seller shall indemnify, defend and hold the Buyer harmless from, and shall be entitled to any refund of (unless the refund was credited pursuant to the Working Capital adjustments set forth in Article 3), any and all Taxes that are the Seller’s responsibility pursuant to the immediately preceding sentence. Any indemnity payment required to be made by the Seller pursuant to this Section 8.2 shall be made within 30 days of written notice from the Buyer.

Section 8.3 Buyer’s Obligations. Except as otherwise provided in Section 8.2, from and after the Effective Date, the Buyer and the Targets shall be solely responsible for the payment or discharge of all Taxes imposed on the any of the Targets and any costs or expenses with respect to taxes indemnified hereunder. The Buyer shall indemnify, defend and hold the Seller harmless from, and shall be entitled to any refund of, any and all Taxes that are the Buyer’s responsibility pursuant to the immediately preceding sentence. Any indemnity payment required to be made by the Buyer pursuant to this Section 8.3 shall be made within 30 days of written notice from the Seller.

Section 8.4 Straddle Period. In the case of any taxable period that includes (but does not end on) the Effective Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of a Target for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Effective Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Target holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of a Target for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Effective Date and the denominator of which is the number of days in such Straddle Period. The benefits of lower tax brackets and other similar benefits shall be apportioned in making the calculation of such allocated portions on the basis of the number of days in the Buyer’s or its Designee’s, as the case may be, and the Seller’s holding periods for the taxable period beginning before and ending after the Effective Date.

Section 8.5 Contests. For purposes of this Agreement, a “Contest” is any audit, court proceeding or other dispute with respect to any tax matter that affects a Target. Unless the Buyer has previously received written notice from the Seller of the existence of such Contest, the Buyer shall give written notice to the Seller of the existence of any Contest relating to a tax matter that is the Seller’s responsibility under Section 8.2 within ten (10) days from the receipt by the Buyer of any written notice of such Contest, but no failure to give such notice shall relieve the Seller of any liability hereunder. Unless the Seller has previously received written notice from the Buyer of the existence of such Contest, the Seller shall give written notice to the Buyer of the existence of any Contest for which the Buyer has responsibility within ten (10) days from the receipt by

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the Seller of any written notice of such Contest. The Buyer, on the one hand, and the Seller, on the other, agree, in each case at no cost to the other party, to cooperate with the other and the other’s Representatives in a prompt and timely manner in connection with any Contest. Such cooperation shall include, but not be limited to, making available to the other party, during normal business hours, all books, records, Tax Returns, documents, files, other information (including working papers and schedules), officers or employees (without substantial interruption of employment) or other relevant information necessary or useful in connection with any Contest requiring any such books, records and files. The Seller shall, at its election, have the right to represent a Target’s interests in any Contest relating to a Tax matter arising in a period ending on or before the Effective Date, to employ counsel of its choice at its expense and to control the conduct of such Contest, including settlement or other disposition thereof; provided, however, that the Buyer shall have the right to consult with the Seller regarding any such Contest that may affect such Target for any periods ending after the Effective Date at the Buyer’s own expense and provided, further, that any settlement or other disposition of any such Contest may only be with the consent of the Buyer, which consent will not be unreasonably withheld.

Section 8.6 Price Adjustment. All amounts paid pursuant to this Agreement by one party to another party (other than interest payments and payments pursuant to Section 3.5, which shall be treated as management fees) shall be treated by such parties as an adjustment to the Unadjusted Purchase Price, to the extent appropriate and permitted by law.

Section 8.7 After-Tax Basis. All payments due in respect of Non-United States Taxes under this Article 8 shall be fully adjusted to reflect (i) any net increase in Taxes that the recipient of such payments will experience as a result of receiving such payments, (ii) any net increase in Taxes such recipient will experience as a result of receiving any gross-up payments under this Section 8.7 and (iii) any net Tax benefits that the recipient will incur as a result of the payment of the indemnified tax.

Section 8.8 Elections. Seller shall cooperate fully with Buyer and the Targets, to the extent necessary and to the extent reasonably requested by Buyer, in connection with the filing of any elections relating to Taxes which become available to Buyer or any of the Targets as a result of the transactions described in this Agreement; provided, however, that Seller shall not be obligated to consent to an election if such election would increase the amount of Taxes it is required to pay unless the parties otherwise agree.

Section 8.9 Survival. All obligations under this Article 8 shall survive the Closing hereunder and continue until 90 days following the expiration of the period of limitations applicable to the related Tax. If a Tax claim that is raised by one party during the survival period is disputed by the other party, such claim shall survive until the dispute between the parties is resolved.

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ARTICLE 9

TITLE COMMITMENT AND SURVEY REVIEW PROCESS;

CONDITIONS TO CLOSING

Section 9.1 Title Commitment and Survey Review Process.

(a) Title Review Process. Buyer shall initiate the title review process promptly following the date of this Agreement, which shall consist of (i) with respect to the Leased Real Property, the Owned Real Property and the real property owned by any Minority Owned Entity located in the United States and other jurisdictions where consistent with local practice, (A) ordering from the Title Company a Uniform Commercial Code financing statement search including a search on any Target and a commitment for owner’s title insurance, on such policy form as is available in the applicable jurisdiction as selected by Buyer, and (B) ordering from Bock & Clark Corporation National Surveyors Network (“Surveyor”) an ALTA survey with such instructions regarding information to be shown and the scope of certification as Buyer shall determine, and (ii) with respect to all other Leased Real Property and Owned Real Property (together with such properties referenced in clause 9.1(a)(i) above, the “Real Properties”), ordering of such title and survey type investigative work as may be appropriate and available under local practice for the determination of the nature and quality of title (the “Non-U.S. Hotel Investigative Work”). The Uniform Commercial Code financing statement search results and the title commitments, surveys and Non-U.S. Hotel Investigative Work obtained by Buyer, as revised or updated from time to time, are herein referred to as “Title Materials.” Copies of all Title Materials shall be provided to Seller’s counsel as and when received, which copies shall not be required to be returned. During the period from the date of this Agreement and ending at 11:59 pm, May 7, 2005, Buyer shall notify the Seller in writing of those matters relating to title disclosed to Buyer in the Title Materials or otherwise disclosed in materials received by Buyer at least forty-eight (48) hours prior to 11:59 pm, May 7, 2005 to which Buyer objects (including, for example, the size or configuration of any Real Properties which are not acceptable to Buyer) and that are not Permitted Encumbrances set forth in items (b) through (e) of the definition thereof (collectively, the “Buyer’s Objections”). As to matters relating to title disclosed in the Title Materials or otherwise disclosed in materials received by Buyer within forty-eight (48) hours prior to 11:59 pm, May 7, 2005, Buyer shall notify Seller in writing of its Title Objections within forty-eight (48) hours of its receipt of such materials, but in no event later than 11:59 pm, May 9, 2005 (the “Objection Period”). Buyer shall endeavor to deliver the Buyer’s Objections in a reasonably expeditious manner and on a property-by-property basis commencing no later than the date hereof and thereafter as soon as reasonably practical after the date Buyer receives the applicable portion of the Title Materials. Buyer shall not be deemed to waive its right to make Buyer’s Objections even if Buyer’s Objections are not made in a reasonably expeditious manner, so long as Buyer’s Objections are made during the Objection Period. If Buyer has not received any of the Non-U.S. Hotel Investigative Work on or before May 5, 2005, Buyer’s Objections may be based upon the failure to receive the Non-U.S. Hotel Investigative Work as it relates to any particular Real Properties.

(b) Title Polices. Prior to the expiration of the Objection Period, Buyer shall obtain from the Title Company, with respect to the Leased Real Property and the Owned Real Property, in all jurisdictions where available, a commitment to insure accompanied by a Pro Forma title policy, in form acceptable to Buyer (each, a “Pro Forma”). Each Pro Forma shall be

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written on an ALTA Form B (1970, amended 10/17/70, or if the 1970, amended 10/17/70 form is not available, the 1992 form with no creditors’ rights exclusion (except in States or jurisdictions where such form or deletion is not permitted)) or on such similar form as is available in the applicable jurisdiction, insuring extended owner’s title coverage and shall evidence Title Company’s commitment, upon compliance with the Title Company’s requirements as set forth in the Title Company’s commitments to insure (the “Requirements”), to insure title to the Real Property that is the subject of any Pro Forma, subject only to the Permitted Encumbrances. The Pro Formas shall be in form and substance acceptable to Buyer, and shall include all endorsements reasonably required by Buyer. Buyer shall deliver all Pro Formas and Requirements (including the form of any affidavits or certifications required to be executed by Seller in satisfaction of a Requirement) to Seller’s counsel no later than the expiration of the Objection Period.

(c) Title Cure Period. Upon the termination of the Objection Period, except for the Buyer’s Objections if the same are timely raised, the Buyer shall be deemed to have accepted the form and substance of all matters disclosed in the Title Materials which shall become Permitted Encumbrances for all purposes under the terms of this Agreement and the Ancillary Agreements. Following the Objection Period, and without any obligation to do so, the Seller shall have until May 16, 2005, or by delivery of written notice to Buyer by Seller, until such later date, but not beyond May 23, 2005 (as such date may have been extended, the “Title Cure Period”) to elect to cure or elect not to cure any or all matters raised in Buyer’s Objections (it being agreed that the Seller shall cause to be released, by the Closing, any liens securing any Debt not assumed by the Buyer pursuant to terms of this Agreement). If Seller elects to cure such Title Objections, the cure must be sufficient for the Title Company to remove the applicable Title Objection from the exceptions to title set forth in the applicable Pro Forma.

(d) Termination of Title Cure Period. If, for any reason, Seller is unable or at Seller’s sole election, unwilling to take such actions as may be required to cause the matter identified in Buyer’s Objections to be cured or removed so as to convey title to the Real Properties consistent with the Pro Formas, or if Seller objects to any Requirement or any other obligation which it may incur in connection with the issuance of the Pro Formas title policies, Seller shall give Buyer notice thereof prior to the expiration of the Title Cure Period; it being understood and agreed that the failure of Seller to timely give such notice shall be deemed an election by Seller not to remedy such matters. If Seller shall elect not (or be deemed to elect not) to remove any matter identified in Buyer’s Objections, Buyer may, in the exercise of its sole discretion either: (i) close the Transaction with respect to the Real Properties subject to the Buyer’s Objections (that Seller will not cure) without abatement of the Unadjusted Purchase Price, in which event: (A) the Buyer’s Objections that Seller will not cure shall be, and be deemed to be, for all purposes, Permitted Encumbrances; (B) the Buyer shall close the Transactions notwithstanding the existence of any of the Buyer’s Objections that Seller will not cure; and (C) the Seller shall have no obligation or liability whatsoever after the Closing with respect to the Seller’s failure to cause any of the Buyer’s Objections to be eliminated; or (ii) terminate this Agreement by written notice given to the Seller within seven (7) calendar days after expiration of the Title Cure Period, in which event this Agreement shall terminate and neither party hereto shall have any further obligations hereunder other than those obligations expressly stated herein to survive the termination of this Agreement. In the event Buyer elects to proceed to Closing, the Pro Formas shall be revised to (1) delete those Requirements objected to

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by the Seller and (2) add the Buyer’s Objections that the Seller will not cure so that the Pro Forma’s shall be consistent with the quality of title accepted or deemed accepted by the Buyer pursuant to this Section 9.1(d).

(e) Requirement to Eliminate Buyer’s Objections; Requirement to Remove Liens; Additional Title Matters. It is expressly understood that unless the Seller expressly agrees, in the exercise of its sole discretion, to cure or remove a matter identified in the Buyer’s Objections prior to Closing, the Seller shall not be required to bring any action, institute any proceeding, or otherwise incur any costs or expenses in order to attempt to eliminate any of the Buyer’s Objections or to otherwise cause title to the Real Properties to comport with the terms of this Agreement on the Closing Date; provided, however, that the Seller shall be obligated to remove (i) any liens that are filed against the Real Properties during the period after the expiration of the Title Cure Period and before the Closing, but only if they are recorded by the Seller or caused by the Seller’s actions or failure to act, and (ii) any liens securing any Debt not assumed by the Buyer pursuant to the terms of this Agreement. Should matters relative to title, other than liens the Seller is obligated to remove pursuant to the preceding sentence, be discovered from any update of the Title Materials received by the Buyer or otherwise after the expiration of the Objection Period that were not disclosed in the Title Materials received by the Buyer prior to the expiration of the Objection Period (collectively the “New Title Matters”), the Buyer shall have the right to notify the Seller in writing of any New Title Matters which are not Permitted Encumbrances set forth in items (b) through (e) of the definition thereof to which the Buyer objects, provided that Buyer notifies Seller, in writing, of its objection within forty-eight (48) hours after such matter is disclosed to Buyer. The Seller shall be obligated to remove any New Title Matters that are filed against any of the Real Properties during the period after the expiration of the Title Cure Period and before Closing but only if they are recorded by the Seller or caused by the Seller’s actions or failure to act. With respect to all other New Title Matters, the Seller shall within five days after receipt of notice of the New Title Matters, advise Buyer whether the Seller will cure such New Title Matters prior to the Closing Date. Should the Seller fail to cure or remove prior to the Closing Date any New Title Matter which is objected to by the Buyer, and should such New Title Matter materially and adversely impair the value or use of any of the Real Properties to which such objection relates, such failure shall constitute a failure of a condition to Buyer’s obligation to proceed to Closing with respect to the Real Properties affected by such New Title Matters, and the Buyer may, at its election, determine not to close with respect to such Real Properties. All other New Title Matters which are not cured or removed by the Seller shall be deemed waived by the Buyer and shall constitute Permitted Encumbrances for all purposes under this Agreement and the Ancillary Agreements. If the Buyer elects not to close with respect to any Real Properties in accordance with this Section 9.1(e), in such case, the Unadjusted Purchase Price shall be decreased by the Preliminary Allocated Price applicable to any such Real Properties, and at Closing, Seller and Buyer shall enter into an amended hotel management agreement with respect to any such Real Properties in the form of Exhibit Q-1 for domestic Hotels and Exhibit Q-2 for international Hotels.

(f) Related Fees, Costs and Expenses. All the fees, costs and expenses associated with the Buyer’s procurement, preparation, delivery and review of the Title Materials, the issuance of title policies and any endorsements related thereto shall be for the account of the Buyer pursuant to Section 12.1 herein.

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(g) Seller Assurance. The Seller covenants and agrees to cooperate with the Buyer in connection with the Title Materials and the title review process and will provide such affidavits or other documents and information as the Buyer may reasonably require in order to obtain affirmative endorsements or other assurances available under local practice as the Buyer may require, including non-imputation endorsements, where applicable, provided, however, that (i) all of the foregoing requirements are commercially reasonable, (ii) the Seller shall not be obligated to provide any affidavit, certification or indemnification to the Title Company that causes the Seller to incur any liability in excess of its liability under this Agreement and (iii) the Seller shall not be obligated to provide any affidavit, certification or indemnification with respect to the Minority Owned Entities.

(h) Form of Fee Sale Transfer and Conveyance Documents. Not later than the expiration of the Objection Period, Buyer shall cause to be prepared and forwarded to Seller the proposed form of the deeds, bills of sale (including any Intellectual Property, Contracts and Permits), assignments, certificates, affidavits and such other instruments and documents (excluding any documents previously provided in connection with the Requirements) (collectively the “Proposed Conveyance Documents”) as may be reasonably necessary in order to consummate the Transactions and facilitate the issuance by the Title Company of the title insurance policies reasonably requested by Buyer and facilitate the obtaining of other commercially reasonable assurances available under local practice. Seller and Buyer shall negotiate in good faith to agree upon the final form of the Proposed Conveyance Documents on or prior to the Closing Date. Buyer and Seller acknowledge and agree that the warranty of title set forth in the various deeds and other conveyancing documents shall be in accordance with the commercially reasonable customary practices of the applicable jurisdictions but in all cases sufficient to enable the Title Company to issue the title policies in the forms of the Pro Formas. The warranties of title contained in the various deeds shall not be subject to the provision of Section 10.8(b) of this Agreement. Nothing herein shall be construed as requiring the Seller to make any representations, warranties or covenants in the Proposed Conveyance Documents other than those contained in Article 5 and Article 7 of this Agreement.

Section 9.2 Lack of Consents or Estoppels for Certain Hotels.

(a) If any consent satisfying the requirements of Section 7.9(c) and required for the assignment of the Leasehold Interest in the Renaissance Downtown Atlanta Hotel, the Renaissance Oakbrook Hotel, or the Renaissance PineIsle Resort and Golf Club (each such hotel, an “Optional Consent Hotel”) is not obtained on or before the Closing Date, in such case:

(i) the Seller shall not assign to the Buyer the Leasehold Interest with respect to such Optional Consent Hotel at the Closing;

(ii) at the Closing, the Seller and the Buyer shall enter into an amended hotel management agreement for such Optional Consent Hotel for the remaining term of such Hotel’s Lease in the form of Exhibit P;

(iii) no adjustment to the Unadjusted Purchase Price shall be made in respect of such Optional Consent Hotel; and

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(iv) from and after the Closing through to December 31, 2005, the Seller and the Buyer shall use Commercially Reasonable Efforts to obtain and secure consents and approvals that may be necessary to effect the assignment of an Optional Consent Hotel and, if obtained, make or complete such assignment as soon as reasonably possible, without the payment of additional consideration to or by the Seller or the Buyer.

(b) If any consent satisfying the requirements of Section 7.9(c) and required for the assignment of the Leasehold Interests in (1) the Renaissance Chicago Hotel, (2) the Renaissance Cleveland Hotel (including the sale of the Seller’s equity interest in Inn on the Square Associates), (3) the Renaissance Reading Hotel and (4) the Renaissance Manchester Hotel is not obtained or if any of the conditions set forth in Section 9.3 are not met with respect to the transfer of the Courtyard by Marriott Düsseldorf (each a “Mandatory Consent Hotel”) on or before the Closing Date, in such case:

(i) the Seller shall not assign to the Buyer the Leasehold Interest with respect to such Mandatory Consent Hotel at the Closing (and in the case of the Renaissance Cleveland Hotel, the Seller shall not sell its equity interests in Inn on the Square Associates);

(ii) at the Closing, the Seller and the Buyer shall enter into an amended hotel management agreement for the Mandatory Consent Hotel through June 30, 2015 for the Renaissance Chicago Hotel, Renaissance Cleveland Hotel and Courtyard by Marriott Düsseldorf and through the current term of the Lease (without regard to any renewal or extension thereof) for the Renaissance Reading Hotel and the Renaissance Manchester Hotel in the form of Exhibit Q-1 for domestic Hotels and Exhibit Q-2 for international Hotels;

(iii) The Unadjusted Purchase Price shall be decreased by the amount of the Preliminary Allocated Price for the Mandatory Consent Hotel; and

(iv) from and after the Closing through to December 31, 2005, the Seller and the Buyer shall use Commercially Reasonable Efforts to obtain and secure consents and approvals that may be necessary to effect the assignment of the Leasehold Interest for such Mandatory Consent Hotel and if such consents and approvals are obtained and secured, to make or complete such assignment as soon as reasonably possible (and in the case of the Renaissance Cleveland Hotel, the Seller shall simultaneously sell the equity interests in Inn on the Square Associates), with the payment of additional consideration to the Seller in the amount of the Preliminary Allocated Price, it being understood that if such consent is not obtained, the provisions of clause (ii), above, shall continue to apply.

(c) If any Estoppel Certificate satisfying the requirements of Section 7.9(e) is not obtained prior to the Closing Date or if obtained, contains information which is inconsistent with Seller’s representations and warranties set forth herein, then Buyer shall elect to either: (i) proceed with the Closing with respect to the applicable Hotel or Hotels and waive any right to require the receipt of an Estoppel Certificate and the right to make a claim for indemnification against Seller under Article 10 based upon the facts or circumstances disclosed by the applicable Estoppel Certificate, or (ii) elect not to proceed with the Closing with respect to the applicable Hotel or Hotels (in which case the Unadjusted Purchase Price shall be decreased by the Preliminary Allocated Price for such Hotel or Hotels) in order to permit Seller a period of time

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during which to attempt to obtain an Estoppel Certificate in the form required hereby. In the event that Buyer elects under clause (ii) above to permit the Seller additional time to obtain an Estoppel Certificate and Seller fails to deliver an Estoppel Certificate satisfying the requirements of Section 7.9(e) to Buyer prior to December 31, 2005, then Buyer shall either (A) with respect to the Optional Consent Hotels, elect to have such Hotel for which the Estoppel Certificate was not obtained treated as an Optional Consent Hotel under Section 9.2(a) for which consent was not obtained or, with respect to all other Hotels, elect to have such Hotel treated as a Mandatory Consent Hotel under Section 9.2(b) for which consent was not obtained (except that, with respect to the Renaissance Vinoy Resort and Golf Club, the management agreement set forth on Exhibit Q-1 for domestic Hotels and Exhibit Q-2 for international Hotels, shall run through the term of the existing Hotel Management Agreement, including any optional renewal periods therein), or (B) proceed to consummate the Transaction with respect to the applicable Hotel and shall retain any rights it may have under the indemnification provisions of Article 10.

(d) If the consent described in Schedule 9.2(d) is not obtained on or prior to the Closing, the provisions of Schedule 9.2(d) shall apply.

(e) If the consent required for the transfer of the Renaissance Vinoy Resort and Golf Club from the Buyer to a Designee is not obtained on or before the Closing Date, in such case:

(i) the Seller shall not assign to the Buyer the Leasehold Interest with respect to the Renaissance Vinoy Resort and Golf Club;

(ii) The Unadjusted Purchase Price shall be decreased by the amount of the Preliminary Allocated Price for the Renaissance Vinoy Resort and Golf Club; and

(iii) as soon as reasonably practicable following the receipt of such consent, the Seller and the Buyer shall proceed with a Closing with respect to the Renaissance Vinoy Resort and Golf Club, provided, however, that if no such consent is obtained, the Seller and the Buyer shall proceed with the Closing of the Target Sale in respect of the Renaissance Vinoy Resort and Golf Club no later than December 31, 2005, with the payment of additional consideration to the Seller in the amount of the Preliminary Allocated Price for such Hotel.

Section 9.3 General Conditions. The respective obligations of the Buyer and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by either party in its sole discretion:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent), that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(b) Any waiting period (and any extension thereof) under any antitrust laws applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or shall have been terminated. All material consents of, or registrations,

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declarations or filings with, any Governmental Authority legally required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained or filed.

Section 9.4 Conditions to the Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:

(a) The Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing and the Seller shall have received from the Buyer a certificate to such effect, signed by a duly authorized officer thereof.

(b) The Seller shall have received an executed counterpart of each of the Buyer’s Closing Deliveries, signed by each party thereto other than the Seller.

(c) The Buyer shall not have elected to exclude more than one Group A Hotel or more than one Group B Hotel pursuant to Sections 9.1(e) and 9.5(a)(iii), provided, however, if the Buyer elected to exclude a Hotel:

(i) pursuant to Section 9.1, as a result of New Title Matters caused by an action of the Seller or failure to act where the Seller was under a legal or contractual duty to so act, or

(ii) pursuant to Section 9.5(a)(iii), as a result of a breach of the Seller’s representations, warranties or covenants caused by an action of the Seller or failure to act where the Seller is under a legal or contractual duty to act, after the date hereof, that knowingly resulted in such breach, then such Hotel shall not be counted towards the determination of whether the Buyer elected not to close on more than one Group A Hotel or more than one Group B Hotel. For the avoidance of doubt, as an example, if the Buyer elects to eliminate one Group A Hotel pursuant to Section 9.1(e) and one Group A Hotel pursuant to Section 9.5(a)(iii) (and neither election meets the standard set forth in clauses (c)(i) or (c)(ii), above), then the Seller’s conditions shall not have been met.

Section 9.5 Conditions to the Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a) There shall not have occurred any of the following:

(i) an event or matter which constitutes a breach of a representation and warranty in Sections 5.2, 5.3(a)-(e) or 5.11(a) as to any Hotel Interest;

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(ii) the entry against the Seller of an Order which constitutes a breach of a representation and warranty in Section 5.8(b) and, as of the Closing, prevents a Hotel from operating in the Ordinary Course of Business in all material respects; or

(iii) an event or matter, other than a Casualty Loss, that constitutes a breach of any other of Seller’s representations, warranties or covenants contained in this Agreement that (A) with respect to any Group A Hotels or the Hotel Interests related thereto, adversely impacts the value of one or more of such Hotels or the Hotel Interests related thereto by more than the Group A Threshold Amount or (B) with respect to any Group B Hotels or the Hotel Interests related thereto, adversely impacts the value of one or more of such Hotels or the Hotel Interests related thereto by more than the Group B Threshold Amount, provided, however, if the Buyer determines not to proceed with the Closing with respect to such Hotel, the Buyer’s sole remedy in event of such breach shall be that: (1) the Seller shall not assign, transfer, convey or deliver such Hotel Interest affected by such breach or the Seller’s interest in such Minority Owned Entity affected by such breach to the Buyer at the Closing, (2) the Unadjusted Purchase Price shall be reduced by the Preliminary Allocated Price for such Hotel Interest or the Seller’s interest in such Minority Owned Entity, and (3) the parties shall enter into a revised management agreement for such Hotel Interest in the form of Exhibit Q-1 for domestic Hotels and Exhibit Q-2 for international Hotels.

(b) The Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing and the Buyer shall have received from the Seller a certificate to such effect, signed by a duly authorized officer thereof.

(c) The Buyer shall have received an executed counterpart of each of the Seller’s Closing Deliveries, signed by each party thereto other than the Buyer.

(d) At the Closing, issuance by the Title Company of a title policy identical in all material respects to the Pro Formas for the Real Property related to the Hotel Interests being transferred at the Closing as each such Pro Forma has been modified in accordance with the provisions of Section 9.1(d), subject only to changes required to incorporate a New Title Matter accepted by Buyer in accordance with Section 9.1(e).

ARTICLE 10

INDEMNIFICATION

Section 10.1 Survival of Representations, Warranties and Indemnities. The representations, warranties and covenants of the Seller and the Buyer contained in this Agreement shall survive the Closing until April 30, 2007, provided, however, that the representations and warranties set forth in Sections 5.2, 5.3(a)-(e), 7.4 and 7.11 shall survive indefinitely, provided further, however, the survival of the representations and warranties set forth in Section 5.16 hereof shall be governed by the provisions of Section 8.9 hereof.

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Section 10.2 Indemnification by the Seller. Subject to the terms and conditions of this Article 10, the Seller shall save, defend, indemnify and hold harmless the Buyer (including the Targets) and the respective Representatives, successors and assigns of each of the foregoing excluding the Buyer’s Designees (collectively, the “Buyer Indemnified Parties”) from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, “Losses”), incurred, sustained or suffered by any of the foregoing to the extent arising out of or resulting from:

(a) any breach of any representation or warranty made by the Seller contained in this Agreement;

(b) any breach of any covenant or agreement by the Seller contained in this Agreement;

(c) any Third Party Claim that arises from an event occurring prior to Closing regarding any Interest Holder or a holder of an equity interest in a Minority Owned Entity other than (i) a liability reflected on the Balance Sheet of such Target to the extent of the amount so reflected or (ii) any Assumed Liability and any other liability expressly assumed by Buyer under this Agreement to the extent of the amount so assumed;

(d) any claim for any broker’s or investment banking fees of the Seller or its Affiliates in connection with this Agreement and the transactions contemplated hereby; and

(e) any claim or cause of action by any holder of Bonds arising from or in connection with the Offer and Solicitation.

Section 10.3 Indemnification by the Buyer. The Buyer shall save, defend, indemnify and hold harmless the Seller and its Affiliates and the respective Representatives, successors and assigns of each of the foregoing (collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred, sustained or suffered by any of the foregoing to the extent arising out of or resulting from:

(a) any breach of any representation or warranty made by the Buyer contained in this Agreement;

(b) any breach of any covenant or agreement by the Buyer contained in this Agreement;

(c) any Third Party Claim that arises from an event that occurs after the Closing against any Seller Indemnified Party with respect to the operations or ownership of the Hotels or Hotel Interests, except to the extent that such claim or cause of action would not have arisen if the representations, warranties and covenants of the Seller contained in this Agreement were true, accurate and fulfilled;

(d) any Assumed Liabilities;

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(e) any direct claims brought by any Designees against the Seller in relation to the Transactions;

(f) any claim for any broker’s or investment banking fees of the Buyer in connection with this Agreement and the transactions contemplated hereby; and

(g) arising other than from the Seller’s actions or failure to take actions where required, all obligations, penalties, liabilities and expenses under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or other similar state laws, arising from the Transactions.

Section 10.4 Procedures.

(a) In order for a Buyer Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any Person, other than the Seller and its Affiliates and the Buyer, against the Indemnified Party, other than a Mirror Claim (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, but in no event later than the Claims Deadline, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide as part of the initial written notice of claim, the information set forth in the preceding sentence shall not invalidate the effectiveness of the written notice, provided such information is delivered in a reasonable time period thereafter. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article 10 except to the extent that the Indemnifying Party is prejudiced by such failure.

(b) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to compromise, settle or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent unless the Indemnifying Party withdraws from the defense of such Third Party Claim or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified

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Party for such Third Party Claim. If the Indemnifying Party does not assume the defense of any such claims or proceeding pursuant to this Section 10.4 and the Indemnified Party proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claims or proceeding. The Indemnifying Party and its counsel shall keep the Indemnified Party fully advised as to its conduct of such defense or settlement, and shall not compromise or settle such Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed) unless such settlement or compromise does not subject the Indemnified Party to any monetary liability, includes a complete, unconditional release of the Indemnified Party from all liability with respect to such Third Party Claim, and does not constitute an acknowledgement or acceptance by the Indemnified Party of fault, culpability or responsibility of any kind. Notwithstanding the Indemnifying Party’s election to defend against or settle the Third Party Claim, the Indemnified Party may, upon written notice to the Indemnifying Party, elect to employ its own counsel and participate at its own cost in such defense if (i) the Third Party Claim is made also against the Indemnifying Party and the Indemnified Party determines in good faith that joint representation would be inappropriate and (ii) the Indemnified Party determines in good faith that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with, different from, or in addition to one or more of those that may be available to the Indemnifying Party with respect to such Third Party Claim; provided, however, that the participation in the defense or settlement of a Third Party Claim by the Indemnified Party pursuant to this sentence shall not relieve the Indemnifying Party of its obligation to indemnify and hold the Indemnified Party harmless.

(c) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim (including any Mirror Claim) being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party no later than the Claims Deadline, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide as part of the initial written notice of claim the information set forth in the preceding sentence shall not invalidate the effectiveness of the written notice provided the information is provided in a reasonable time period thereafter. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article 10 except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnifying Party shall have 30 days after receipt of notice of any claim pursuant to this Section 10.4(c) to (i) agree to the amount or method of determination set forth in such claim and to pay such amount to such Indemnified Party or (ii) provide the Indemnified Party with notice (a “Dispute Notice”) that it disagrees with the amount or method of determination set forth in such claim. If the Indemnifying Party has timely delivered a Dispute Notice, the Indemnifying Party and the Indemnified Party shall, during a period 30 days from the Indemnified Party’s receipt of such Dispute Notice, negotiate to achieve resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved as provided in Section 12.9.

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Section 10.5 Limits on Indemnification.

(a) No claim may be asserted against any party for breach of any representation or warranty contained in this Agreement, unless written notice of such claim is received by such party, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to May 30, 2007 (the “Claim Deadline”), in which case such representation, warranty or covenant shall survive as to such claim until such claim has been finally resolved. Notwithstanding the foregoing, there shall be no Claims Deadline applicable to a claim raised with respect to a breach of Sections 5.2, 5.3(a)-(e), 7.4 and 7.11 hereof. In addition, no claim may be asserted against Seller for breach of any of Seller’s representations or warranties to the extent that the Title Materials contain information that is inconsistent with such representations or warranties.

(b) Notwithstanding anything to the contrary contained in this Agreement, with respect to each Fee Property, Target, Leasehold Interest or Minority Owned Entity: (i) the Seller shall not be liable for any claim for indemnification of $5,000 or less pursuant to Sections 10.2(a), 10.2(b), or 10.2(c) resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances (the “De Minimis Amount”) (ii) the Seller shall not be liable unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Seller on account of all such claims equals or exceeds $50,000 (the “Threshold Amount”), at which time the Seller shall be liable for all such Losses, (iii) the maximum aggregate amount of indemnifiable Losses which may be recovered by the Buyer Indemnified Parties arising out of or relating to the causes set forth in Sections 10.2(a), 10.2(b) or 10.2(c) in relation to any single Fee Property, Target, Leasehold Interest or Minority Owned Entity shall equal 50% of the Preliminary Allocated Price in respect of such Fee Property, Target, Leasehold Interest or Minority Owned Entity, as the case may be (the “Indemnification Limit”), provided, however, that the maximum aggregate amount of identifiable Losses which may be recovered by the Buyer Indemnified Parties with respect to the Leasehold Interest in Renaissance Atlanta Hotel Downtown is $4,000,000 and with respect to Renaissance PineIsle Resort and Golf Club is $3,000,000, and (iv) no party hereto shall have any liability under any provision of this Agreement for any punitive, consequential, incidental, special or indirect damages relating the breach or alleged breach of this Agreement. Notwithstanding the foregoing, (A) the Indemnification Limit applicable to Losses related to a breach of a representation, warranty or covenant under Sections 5.2 and 5.3(a)-(e) shall be the Preliminary Allocated Price of each Target and (B) the De Minimis Amount and the Threshold Amount shall not be applicable to Losses related to a breach of a representation, warranty or covenant under Sections 5.13(b)(iv).

(c) For all purposes of this Article 10, “Losses” shall be net of (i) any insurance (other than any self-insured retention program) or other recoveries paid (subject to Section 10.7) by a third-party to the Indemnified Party or its Affiliates in connection with the facts, events or circumstances giving rise to the right of indemnification and (ii) any net Tax benefit available to such Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses (including the net present value of any Tax benefit arising in subsequent taxable years).

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(d) The Buyer and the Seller shall cooperate with each other with respect to resolving any Third Party claim with respect to which one party is obligated to indemnify the other party hereunder, including by making Commercially Reasonably Efforts to mitigate such claim. In the event that the Buyer or the Seller shall fail to make such commercially reasonably efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any person for any loss, liability, claim, damage or expense that could reasonably be expected to have been avoided if the Buyer or the Seller, as the case may be, had made such efforts.

(e) For purposes of this Article 10, “Losses” shall be determined in all cases without regard to any qualification or limitation with respect to “materiality” whether by reference to “in any material respect” or any other use of “material”.

Section 10.6 Tax Matters. Anything in this Article 10 to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be governed by Article 8.

Section 10.7 Assignment of Claims. If any Buyer Indemnified Party receives any payment from the Seller in respect of any Losses pursuant to Section 10.2 and the Buyer Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Seller, the Buyer Indemnified Party shall assign, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential Contributor as are necessary to permit the Seller to recover from the Potential Contributor the amount of such payment. Any payment received in respect of such claim shall be distributed, (i) first to the Buyer Indemnified Party in the amount of any deductible or similar amount required to be paid by the Buyer Indemnified Party prior to the Seller being required to make any payment to the Buyer Indemnified Party, (ii) second to the Seller in an amount equal to the aggregate payments made by the Seller to the Buyer Indemnified Party in respect of such claim, plus costs and expenses incurred in investigating, defending or otherwise incurred in connection with addressing such claim and (iii) the balance, if any, to the Buyer Indemnified Party.

Section 10.8 Disclaimer of Implied Warranties; Nature of Conveyances.

(a) It is the explicit intent and understanding of each party hereto that neither party hereto nor its Representatives is making any representation or warranty whatsoever, oral or written, express or implied, as to the accuracy or completeness of any information regarding the Property, except as expressly set forth in this Agreement, and neither party hereto is relying on any statement, representation or warranty, oral or written, express or implied, made by the other party hereto or such other party’s Representatives, except for the representations and warranties expressly set forth in this Agreement and the conveyance documents contemplated hereunder.

(b) Each party hereto hereby agrees and acknowledges that with the exception of the various deeds which will be placed of record in the applicable real property records, each of the conveyance documents contemplated hereunder to consummate the Transaction shall explicitly reflect the fact that the Buyer is purchasing the applicable Owned Real Property or Leased Real Property on an “as is” condition “with all faults” and without any warranties,

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representations or guaranties of any kind, oral or written, express or implied, concerning the Property from or on behalf of the Seller, except as may be expressly set forth in the representations and warranties in this Agreement or as contemplated under Section 9.1(g). The Buyer acknowledges that, except as may be expressly set forth in this Agreement and the conveyance documents contemplated hereunder, the Seller has not, does not and will not make any representations, warranties or guaranties, of any kind, oral or written, express or implied, concerning the Property including, without limitation (i) the quality, adequacy, state of repair or physical condition of the Property, (ii) the habitability, merchantability or fitness, suitability or adequacy of the Property or any portion thereof for any particular use or purpose, (iii) the zoning or other legal status of the Property, (iv) the compliance by the Property, or any portion thereof, with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions or restrictions of any governmental or quasi-governmental entity or of any Person, or (v) the environmental condition of the Property, including its compliance with environmental laws and the presence or non-presence of hazardous substances. At the Closing, Buyer shall execute and deliver a certificate to and for the benefit of Seller reflecting its acknowledgement of the foregoing provisions.

ARTICLE 11

TERMINATION, AMENDMENT AND WAIVER

Section 11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Buyer and the Seller;

(b) by the Seller, if any of the conditions set forth in Section 9.3 or Section 9.4 or by the Buyer, if any of the conditions set forth in Section 9.3 or Section 9.5 shall have not been fulfilled on the Closing Date; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of such condition to be satisfied on or prior to such date, provided further, however, that (i) if the Buyer attempts to terminate this Agreement pursuant to this Section 11.1(b) or (ii) the Seller claims the Buyer failed to close in accordance with the Buyer’s obligations under this Agreement, the following procedures shall apply:

(A) within five (5) Business Days after the date on which the Closing was scheduled to occur, the Seller shall give written notice of (1) its objections to the Buyer’s determination in respect of clause (b)(i), above, not less than five (5) Business Days after receipt of the Buyer’s notice thereof or (2) its determination that the Buyer failed to close in respect of clause (b)(ii), above, not less than five (5) Business Days after the date on which the Closing was scheduled to occur,

(B) not less than five (5) Business Days after the receipt of the Seller’s notice pursuant to clause (A), the Buyer shall elect: (1) to proceed with the Closing, (2) not to proceed with the Closing, in which case the Seller and

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the Buyer shall have all remedies available to them under this Agreement or (3) to terminate this Agreement by the payment of $45,000,000 (the “Termination Fee”) to the Seller by the wire transfer of immediately available funds to an account designated by the Seller in its notice under clause (A), above,

(C) if the Buyer elects to terminate this Agreement pursuant to clause (B)(3), above, such termination shall not be deemed a waiver of any of the Buyer’s right to seek a judgment in accordance with the terms of this Agreement that the Seller failed to fulfill its obligations under this Agreement or the Buyer’s conditions to Closing had not been met or could not have been met prior to Closing, and

(D) if successful in any claim pursuant to clause (C), above, the Buyer’s damages shall be conclusively deemed to be the amount of the Termination Fee, and the Buyer shall not be entitled to any other damages claims or expenses of any nature whatsoever arising from or in connection with this Agreement or the Ancillary Agreements.

(c) by either the Seller or the Buyer, except as set forth in Section 3.11, if the Closing shall not have occurred by June 30, 2005 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or prior to such date; or

(d) by either the Seller or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party so requesting termination shall have complied with Section 7.10; or

(e) by the Buyer, upon payment to the Seller of the Termination Fee to an account designated by the Seller.

The party seeking to terminate this Agreement pursuant to this Section 11.1 (other than Section 11.1(a)) shall give prompt written notice of such termination to the other party.

Section 11.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) for the representations of both parties relating to broker’s fees and finder’s fees, Section 7.8 relating to confidentiality, Section 7.11 relating to public announcements, Section 12.1 relating to fees and expenses, Section 12.4 relating to notices, Section 12.7 relating to third-party beneficiaries, Section 12.8 relating to governing law, Section 12.9 relating to submission to jurisdiction and this Section 11.2, (b) that, except as provided in Section 11.1, nothing herein shall relieve either party from liability for any breach of this Agreement or any Ancillary Agreement and (c) that, for all purposes, this Agreement and the Ancillary Agreements and all negotiations related hereto and thereto shall be deemed as “settlement” negotiations in respect of any litigation between the parties.

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ARTICLE 12

GENERAL PROVISIONS

Section 12.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other. All fees, expenses and premiums in connection with the procurement of any Title Materials and other related fees, expenses and premiums pursuant to Section 9.1(e) herein shall be for the account of the Buyer.

Section 12.2 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party and otherwise as expressly set forth herein.

Section 12.3 Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 12.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to the Seller, to:

CTF Holdings Ltd.

c/o CTF Hotels & Resorts

Columbus Center

One Alhambra Plaza

Suite 1465

Coral Gables, FL 33134

Attention: General Counsel

Facsimile: 305-442-7955

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with copies (which shall not constitute notice) to:

CTF Holdings Ltd.

c/o New World Development Company Limited

32nd Floor

New World Tower

18 Queens Road Central

Hong Kong Attention: Managing Director

Facsimile: 852-2845-5872

and

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Stephan H. Haimo, Esq.

Facsimile: 212-351-5321

(ii) if to the Buyer, to:

Marriott International, Inc.

10400 Fernwood Road

Bethesda, MD 20817

Attention: Executive Vice President, Mergers and Acquisitions

Facsimile: (301) 530-2918

with a copy (which shall not constitute notice) to:

Marriott International, Inc.

10400 Fernwood Road

Bethesda, MD 20817

Attention: Law Department

Facsimile: (301) 380-6727

Section 12.5 Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Disclosure Schedule or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Disclosure Schedules and Exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. This Agreement and the Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

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Section 12.6 Entire Agreement. This Agreement and the Ancillary Agreements, Exhibits, Schedules and other agreements and instruments delivered in connection herewith constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the Transaction. Furthermore, to the extent this Agreement or Ancillary Agreements conflict with, or provide for remedies different from, any prior agreements between the Seller and the Buyer, nothing herein shall be deemed to amend or modify the provisions of such prior agreements; provided, however, the provisions of this Agreement and the Ancillary Agreements regarding remedies shall control as to this Agreement and the Ancillary Agreement, respectively. Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof.

Section 12.7 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each of the parties and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Section 7.12 and Article 10.

Section 12.8 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York other than Section 5-1401 of the New York General Obligations Law.

Section 12.9 Submission to Jurisdiction; Enforcement. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party or its successors or assigns may be brought and determined in any New York State or federal court sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties further agrees to accept service of process in any manner permitted by such courts. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by law,

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that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York State or federal court sitting in the Borough of Manhattan in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties further hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief. Subsequent actions for enforcement of an order or judgment may be brought in any jurisdiction.

Section 12.10 Personal Liability. Except as explicitly set forth herein, this Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Seller or the Buyer or any officer, director, employee, Representative or investor of either party hereto.

Section 12.11 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that:

(a) with respect to any Hotel, (i) upon receipt of notice by the Seller of the election by the Buyer to conduct an Alternate Target Sale, the Selling Entity identified on Schedule 2.1(a) shall assign all of its rights and obligations under this Agreement to the Alternate Selling Entity identified on Schedule 2.1(a) (which thereafter shall be deemed the Selling Entity) and CTF shall cause the Alternate Selling Entity to assume such rights and obligations and (ii) upon the receipt of notice by the Seller of the election by the Buyer to conduct an Alternate Assignment, the Selling Entity identified on Schedule 2.1(c) shall assign all of its rights and obligations under this Agreement to the Target identified on Schedule 2.1(c) (which thereafter shall be deemed the Selling Entity) and CTF shall cause the Target shall assume such rights and obligations;

(b) the Buyer may assign all or any portion of this Agreement without the prior consent of the Seller to any entity which is, and the Buyer expressly covenants shall remain at all times during which a claim for indemnification could be brought by the Buyer against the Seller under Article 10, directly or indirectly wholly-owned by Marriott International Inc.; and

(c) that CTF may assign any of its rights under this Agreement, including the right to receive the Adjusted Purchase Price, to one or more of its Affiliates without the consent of the Buyer;

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provided further, however, that with respect to clauses (b) and (c), above, no assignment shall limit the assignor’s obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 12.12 Designees.

(a) At the Closing, subject to the terms and conditions of this Agreement, at the direction of the Buyer, the Seller will sell, transfer, convey, assign and deliver to one or more third parties designated by the Buyer (individually a “Designee” and collectively, the “Designees”) all or any part of the Hotel Interests and the Seller’s interests in the Minority Owned Entities, all as specified in writing by the Buyer to the Seller at least ten (10) Business Days prior to the Closing. At the Closing, each Designee shall acknowledge to the Seller in writing that (i) Designee has no contractual or legal rights under and is not a intended or incidental beneficiary of this Agreement; (ii) such conveyance or assignment creates no privity between Designee and the Seller; (iii) Designee has and will have no legal or equitable recourse to the Seller in respect of any claim or other matter whatsoever arising from or in connection with the transactions by which it acquires any of the Fee Properties, the Equity Interests, Leasehold Interests or interests in the Minority Owned Entities and the Seller makes no representations or warranties of any nature whatsoever to or for the benefit of Designee; and (iv) Designee will direct and pursue any and all claims and assert any rights whatsoever arising from such transactions solely against the Buyer, and not against the Seller. Any payment received by the Seller from a Designee shall be deemed made on behalf of the Buyer.

(b) The Seller has made certain representations, warranties and covenants (the “Seller’s Representations”) to, and has agreed to certain indemnification of, the Buyer in this Agreement and the Seller agrees that the Buyer has the right to rely upon the Seller’s Representations and agreement to indemnify in making its own representations, warranties, covenants and indemnifications to a Designee. To the extent that any breach by the Buyer of a representation, warranty or covenant that it makes to a Designee is directly caused by the inaccuracy, untruth or unfulfillment of the Seller’s Representations (a “Breach”), Buyer shall have the following rights and remedies:

(i) to bring against the Seller a claim for indemnification and institute litigation to enforce such claim, to the same extent as made by the Designee against the Buyer (to the full extent permitted in, and subject to the limitations of, this Agreement) (a “Mirror Claim”); and

(ii) to seek as damages in the Mirror Claim, all Losses of the Designee arising from the Mirror Claim (to the full extent permitted in, and subject to the limitations of, this Agreement).

Subject to the limitations of Article 5 and Article 10, Seller acknowledges and agrees that any Mirror Claims are subject to indemnification by the Seller to the Buyer and the Seller waives any defense based upon any claim that the Buyer has not suffered Losses or does not have the requisite standing to institute against the Seller any claim underlying the Mirror Claim.

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Section 12.13 Seller’s Obligations. The obligations of CTF and the Selling Entities pursuant to this Agreement are joint and several.

Section 12.14 Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which, except as explicitly set forth herein, is the currency used for all purposes in this Agreement and any Ancillary Agreement. All references to “€” in this Agreement or any Ancillary Agreement refer to the European Union euro.

Section 12.15 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 12.16 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 12.17 Facsimile Signature. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

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IN WITNESS WHEREOF, the Seller and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CTF HOLDINGS LTD.		MARRIOTT INTERNATIONAL, INC.

By:	/s/ D. Heininger	By:	/s/ Richard S. Hoffman
Name:	Daniel Heininger	Name:	Richard S. Hoffman
Title:	President	Title:	Executive Vice President

CROWLEY INVESTMENTS LIMITED

By:	/s/ D. Heininger
Name:	Daniel Heininger
Title:	President

CTF AUSTIN HOTEL L.P.

By:	/s/ D. Heininger
Name:	Daniel Heininger
Title:	President of CTF Austin II Corporation (General Partner)

CTF BEDFORD HOTEL LLC

By:	/s/ D. Heininger
Name:	Daniel Heininger
Title:	President

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CTF DENVER HOTEL LLC

By:	/s/ D. Heininger
Name:	Daniel Heininger
Title:	President

CTF ESMERALDA RESORT LLC

By:	/s/ D. Heininger
Name:	Daniel Heininger
Title:	President

LONG BEACH HOTEL ASSOCIATES

By:	/s/ D. Heininger
Name:	Daniel Heininger
Title:	President of Hotel Property Investments (California), Inc. (General Partner)

HOTEL PROPERTY INVESTMENTS, INC.

By:	/s/ D. Heininger
Name:	Daniel Heininger
Title:	President

MAYFLOWER HOTEL INVESTORS L.P.

By:	/s/ D. Heininger
Name:	Daniel Heininger
Title:	President of CTF Hotels LLC (General Partner)

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HPI ORLANDO, INC.

By:	/s/ D. Heininger
Name:	Daniel Heininger
Title:	President

CTF SCOTTSDALE RESORT LLC

By:	/s/ D. Heininger
Name:	Daniel Heininger
Title:	President

CTF ST. LOUIS HOTEL LLC

By:	/s/ D. Heininger
Name:	Daniel Heininger
Title:	President

CTF WAVERLY HOTEL LLC

By:	/s/ D. Heininger
Name:	Daniel Heininger
Title:	President

CTF WESTCHESTER HOTEL LLC

By:	/s/ D. Heininger
Name:	Daniel Heininger
Title:	President

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HPI GEORGIA, INC.

By:	/s/ D. Heininger
Name:	Daniel Heininger
Title:	President

CTF HOTEL HOLDINGS, INC.

By:	/s/ D. Heininger
Name:	Daniel Heininger
Title:	President

HOTEL PROPERTY INVESTORS (U.K.) LIMITED

By:	/s/ D. Heininger
Name:	Daniel Heininger
Title:	Director

CTF ORLANDO CORPORATION

By:	/s/ D. Heininger
Name:	Daniel Heininger
Title:	President

CTF HOTELS LLC

By:	/s/ D. Heininger
Name:	Daniel Heininger
Title:	President

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INNER HARBOR HOTEL CORPORATION

By:	/s/ D. Heininger
Name:	Daniel Heininger
Title:	President

HPI GERMANY HOTELBESITZ GMBH

By:	/s/ D. Heininger
Name:	Daniel Heininger
Title:	Geschäftsführer

HOTEL PROPERTY INVESTMENTS (BVI) LIMITED

By:	/s/ D. Heininger
Name:	Daniel Heininger
Title:	Vice-President

SURFER’S PARADISE INVESTMENT CORPORATION

By:	/s/ D. Heininger
Name:	Daniel Heininger
Title:	President

HPI SURFER’S PARADISE (YUKON) LIMITED

By:	/s/ D. Heininger
Name:	Daniel Heininger
Title:	President

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ADAMAR NETHERLANDS ANTILLES N.V.

By:	/s/ D. Heininger
Name:	Daniel Heininger
Title:	Director

NEW ERA PROPERTY TRUST

By:	/s/ RKHollingsworth /s/ J Howitt
Name:	Meespierson Guernsey
Title:	As Trustee of the New Era Property Trust and not otherwise.

NEW WORLD HOTELS LIMITED

By:	/s/ D. Heininger
Name:	Daniel Heininger
Title:	President

CTF ATLANTA CORPORATION

By:	/s/ D. Heininger
Name:	Daniel Heininger
Title:	President

CTF DALLAS CORPORATION

By:	/s/ D. Heininger
Name:	Daniel Heininger
Title:	President

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CTF DALLAS II CORPORATION

By:	/s/ D. Heininger
Name:	Daniel Heininger
Title:	President

CTF ST. LOUIS CORPORATION

By:	/s/ D. Heininger
Name:	Daniel Heininger
Title:	President

HPI FLORIDA, INC.

By:	/s/ D. Heininger
Name:	Daniel Heininger
Title:	President

VINOY PROPERTY INVESTMENTS, INC.

By:	/s/ D. Heininger
Name:	Daniel Heininger
Title:	President

THE CTF HOTEL MANAGEMENT CORPORATION

By:	/s/ D. Heininger
Name:	Daniel Heininger
Title:	President

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HPI PRODUCTIONS, INC.

By:	/s/ D. Heininger
Name:	Daniel Heininger
Title:	President

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